UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Security Bank Corporation

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SECURITY BANK CORPORATION

March 31, 2004

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on April 29, 2004, in Macon, Georgia, at the time and place shown in the attached notice. In addition to considering the matters described in the proxy statement, we will review for you our 2003 business results and discuss other matters of interest to our shareholders.

We hope you can attend the meeting in person, but even if you plan to do so, we encourage you to vote your shares ahead of time by using the enclosed proxy card. This will ensure that your SBKC stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

We are enclosing in this package a copy of our 2003 Annual Report for your review. We look forward to seeing you at our annual meeting on April 29, 2004.

Sincerely,

Robert C. Ham Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

SECURITY BANK CORPORATION

DATE:	Thursday, April 29, 2004

TIME:	6:00 p.m.

PLACE:	The Georgia Sports Hall of Fame 301 Cherry Street Macon, Georgia

MATTERS TO BE VOTED ON:

PROPOSAL I:	Election of seven directors.

PROPOSAL II:	Approval of the Security Bank Corporation 2004 Omnibus Stock Ownership and Long Term Incentive Plan

PROPOSAL III:	Approval of the Security Bank Corporation 2004 Employee Stock Purchase Plan

PROPOSAL IV:	Approval of Amendment to the Articles of Incorporation of Security Bank Corporation which would allow two-thirds of the Company’s Board of Directors to approve small merger transactions without shareholder approval.

Any other matters that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 19, 2004 may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

By Order of The Board of Directors,

Macon, Georgia March 31, 2004	Jackie H. Miller Secretary

Security Bank Corporation

4219 Forsyth Road

P. O. Box 4748

Macon, Georgia 31210

(478) 722-6200

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 29, 2004

This proxy statement is furnished to the shareholders of Security Bank Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the 2004 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, April 29, 2004 at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia at 6:00 p.m.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is March 31, 2004.

As used in this proxy statement, the terms SBKC, Company, we, our and us all refer to Security Bank Corporation and its subsidiaries.

VOTING

GENERAL

The securities that can be voted at the Annual Meeting consist of SBKC’s $1 par value common stock (“SBKC stock”) with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of SBKC stock who are entitled to notice of and to vote at the Annual Meeting is March 19, 2004. On February 10, 2004, 5,068,185 shares of SBKC stock were outstanding and eligible to be voted.

QUORUM AND VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of SBKC stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect seven directors (Proposal I), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal I is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Security Bank Corporation 2004 Omnibus Stock Ownership and Long Term Incentive Plan (Proposal II), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares cast at the meeting, either by proxy or in person, provided a quorum is present. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for the proposal to approve the Security Bank Corporation 2004 Employee Stock Purchase Plan (Proposal III), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and is a majority of the shares cast at the meeting, either by proxy or in person, provided a quorum is present. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Security Bank Corporation (Proposal IV), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by Georgia law and Security Bank Corporation’s Articles of Incorporation. The affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Security Bank Corporation. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

Any other matter that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

Our SBKC directors and executive officers hold 991,748 shares of SBKC stock, or approximately 19.6% of all outstanding stock, and we believe that all of those shares will be voted in favor of all proposals.

PROXIES

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. In voting by proxy with regard to the proposal to approve the stock option plan, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED “FOR” THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Ms. Jackie H. Miller, Secretary of the Board of Directors, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

We will pay all expenses incurred in the solicitation of proxies. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Regan & Associates, Inc., as our agent, will assist in soliciting proxies on a fee basis including out-of-pocket costs. Solicitation also may take place by mail, telephone and personal contact by our directors and executive officers without additional compensation.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors consists of sixteen members, thirteen of whom are independent directors as defined by the Rules of the Nasdaq Stock Market. The other directors are our President and Chief Executive Officer, H. Averett Walker, John Ramsey, Chairman and CEO of Fairfield Financial Services, Inc., and the President and Chief Executive Officer of Security Bank of Jones County, Thad G. Childs, Jr. Our articles of incorporation provide that the board shall be divided into three classes, as nearly equal in number as possible, and that the board shall consist of not less than five members and not more than twenty-five members, with the exact number to be fixed from time to time by the board or the shareholders. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified. The Board of Directors set the number of board members at sixteen at its June 2003 meeting.

The board has nominated the following persons, each of whom is currently a director, for submission to the shareholders for election to a three-year term expiring at the 2007 meeting:

Benjamin W. Griffith, III

Ben G. Porter

H. Averett Walker

Larry Walker

The Board has also nominated the following persons, each of whom is currently a director pursuant to board action at its June, 2003 meeting, for submission to the shareholders for election to terms as described below:

Thad G. Childs, Jr.	–	1 year term expiring 2005
Frank H. Childs, Jr.	–	2 year term expiring 2006
Ruthie G. McMichael	–	3 year term expiring 2007

Each of the nominees has consented to serve if elected. If any nominee is unavailable to serve for any reason, the board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ELECT THE SEVEN NOMINEES NAMED ABOVE.

DESCRIPTION OF BUSINESS

General

Security Bank Corporation (“SBKC”) is a Georgia corporation formed to act as a bank holding company for Security Bank of Bibb County (“SB-Bibb”) under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. SBKC was incorporated on February 10, 1994 at the instruction of management of SB-Bibb. At a special meeting of the shareholders of SB-Bibb on August 2, 1994, the shareholders of SB-Bibb voted in favor of a plan of reorganization and agreement of merger pursuant to which SB-Bibb became a wholly-owned subsidiary of SBKC. The reorganization was effective on September 30, 1994, as a result of which the shares of common stock of SB-Bibb then issued and outstanding were converted into shares of the common stock of SBKC.

SB-Bibb has operated as a wholly-owned subsidiary of SBKC since that time, although the functions and business of SB-Bibb, its Board of Directors, staff and physical office locations underwent no changes as a result of the reorganization.

On August 8, 1998, SBKC acquired a 100 percent interest in Crossroads Bancshares, Inc., the parent holding company of Security Bank of Houston County (formerly Crossroads Bank of Georgia) (“SB-Houston”) in Perry and Warner Robins, Georgia. The two companies merged in a pooling of interests stock swap transaction and, accordingly, all prior financial information shown below has been restated as if this business combination had always existed. The parent company of SB-Houston was subsequently dissolved. SB-Houston now operates as a wholly-owned subsidiary of SBKC.

On July 31, 2000, SB-Bibb purchased the assets of Group Financial Southeast (d/b/a Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of SB-Bibb incorporated as Fairfield Financial Services, Inc. (“Fairfield”). The purchase transaction involved a combination of SBKC stock and cash consideration. Fairfield is a well-established real estate mortgage lending company with a number of production locations throughout Georgia and the Southeast, including offices in Macon, Columbus, Warner Robins, Richmond Hill, Stockbridge, Fayetteville and St. Simons Island. Fairfield functions as a subsidiary of SB-Bibb.

On May 29, 2003, SBKC completed its merger with Bank of Gray, Gray, Georgia. The merger involved a combination of SBKC stock and cash consideration. The new wholly-owned subsidiary of SBKC now operates as Security Bank of Jones County.

On June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. In connection with this name change, the Nasdaq Stock Market symbol was changed to SBKC.

History and Business of the Subsidiaries

Substantially all of the business of SBKC is conducted through its three subsidiary banks. A brief description of each Bank’s history and business operations is discussed below.

SB-BIBB

SB-Bibb is a state-chartered bank which engages in the commercial banking business primarily in Bibb County, Georgia. SB-Bibb commenced operations on November 4, 1988. The Bank now operates seven full-service and one limited-service banking offices in Macon, Georgia. In addition, SB-Bibb opened a full-service banking office in Brunswick, Glynn County, Georgia (SB-Glynn) on February 3, 2003. On March 1, 1999, the Bank converted its banking charter from a national to a state charter and changed its name from Security National Bank to Security Bank of Bibb County.

The Bank offers a full range of deposit products, lending services (including a specialized mortgage division), internet banking, automated teller machines, safe deposit boxes, credit cards, night depositories and other services for the convenience of its customers. No trust services are currently offered. The Bank provides its own data processing services.

With its purchase of Fairfield during 2000, SB-Bibb expanded its mortgage division to include a number of production locations throughout Georgia and the Southeast.

As of December 31, 2003, SB-Bibb had total assets of $488.3 million, total deposits of $394.7 million and total stockholders’ equity of $45.2 million. Net income amounted to $6.0 million for the year ended December 31, 2003.

SB-HOUSTON

SB-Houston commenced operation in 1987 as a state-chartered bank in Perry, Houston County, Georgia. The Bank currently operates four full-service facilities in Houston County, having added two full-service branches in Warner Robins, Georgia. SB-Houston’s main office is located at 1208 Washington Street, Perry, Georgia. The Bank established its fourth full-service office during the first quarter of 2000. This office is located on Houston Lake Road in Warner Robins.

SB-Houston operates a full-service commercial banking business and provides a wide range of banking services, including checking and savings accounts, a broad range of certificates of deposit, agricultural, consumer, commercial and real estate loans, internet banking, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. SB-Houston’s customers reside mainly in the Houston County area. No trust services are currently offered. Data services are provided by SB-Bibb.

As of December 31, 2003, SB-Houston had total assets of $175.9 million, total deposits of $148.6 million, and stockholders’ equity of $13.8 million. Net income for the year ended December 31, 2003 totaled $2.0 million.

SB-JONES

SB-Jones (formerly Bank of Gray) was chartered on August 23, 2909, as a state-chartered bank in Gray, Jones County, Georgia. The bank’s main office is located on West Clinton Street.

The bank operates a full-service commercial banking business and provides a wide range of banking services, including checking and savings accounts, a broad range of certificates of deposit, and agricultural, consumer, commercial and real estate loans, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. The bank’s customers reside mainly in the Jones County area. No trust services are currently offered. Data services are provided by SB-Bibb.

As of December 31, 2003, the bank had total assets of $249.8 million and total deposits of $200.8 million, and shareholders’ equity of $40.2 million. Net income for the seven month period beginning from the completion of the merger with SBKC, and ending December 31, 2003 was $2.3 million.

Market Area

SBKC primarily serves the residents of Bibb, Houston, Jones and Glynn Counties, with estimated populations of 154,000, 117,000, 25,000 and 69,000, respectively, as of 2003. SBKC also conducts business to a lesser extent in the surrounding counties of Monroe, Twiggs, Crawford, Peach and Wilkinson. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in middle Georgia, and the ultimate collectibility of the loans and future growth of the Company are largely dependent upon economic conditions in the middle Georgia area. The Company’s agricultural loans are negligible. The economy of the middle Georgia area has been generally favorable in recent years, although population growth has been moderate. Robins Air Force Base, located in Houston County, is a major employer in the area, which has survived national base closure mandates and expanded in size in recent years.

The acquisition of Fairfield during 2000 brought a number of well established mortgage production offices to SB-Bibb. Fairfield is primarily engaged in residential real estate mortgage lending in the State of Georgia.

Neither the Company nor its subsidiaries generate a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

Competition

The financial services industry in the middle Georgia area is highly competitive. SBKC’s subsidiary banks compete actively with national and state chartered banks, savings and loan associations and credit unions for loans and deposits. In addition, the Banks compete with other financial service institutions, including brokers and dealers, insurance companies and finance companies, all of which actively engage in marketing various types of loans, deposits and other services. Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in the middle Georgia area.

Employees

As of December 31, 2003, the Company had 301 employees on a full-time equivalent basis. SBKC considers its relationship with its employees to be excellent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

SBKC common stock is quoted on the NASDAQ Stock Market under the symbol “SBKC.” Prior to December 1, 1997, SBKC common stock was not traded on any public market or exchange, although certain brokerage firms made a market for its common stock. The following table sets forth the high, low and close sale prices per share of the common stock as reported on the NASDAQ Stock Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2003	High	Low	Close	Dividend Per Share
Fourth Quarter	$34.00	$29.50	$31.51	$0.10
Third Quarter	$35.99	$28.90	$29.50	$0.10
Second Quarter	$36.18	$27.10	$34.63	$0.10
First Quarter	$29.00	$24.25	$28.54	$0.10

Year Ended December 31, 2002	High	Low	Close	Dividend Per Share
Fourth Quarter	$25.00	$17.85	$24.00	$0.09
Third Quarter	$22.49	$18.00	$20.00	$0.09
Second Quarter	$23.21	$16.19	$20.50	$0.09
First Quarter	$16.55	$15.00	$16.15	$0.08

As of February 10, 2004 the Company had approximately 742 shareholders of record plus approximately 650 shareholders in street name.

Biographies of Director Nominees, Directors and Executive Officers

The following information is set forth with respect to the seven nominees for election as directors of SBKC and for the other persons who currently serve on the Board of Directors of SBKC. There are no family relationships among any directors and executive officers of SBKC. Larry C. Walker is a director of Life of the South Insurance Company; otherwise, there are no nominees or directors who are members of any other Board of Directors of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, or any company which is subject to the requirements of Section 15(d) of that Act, or any company registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

NOMINEES

FRANK H. CHILDS, JR., age 55, is a partner in the Groover & Childs law firm. Mr. Childs is also the County Attorney for Jones County. He was a director of the Bank of Gray from 1980 until its merger with SBKC and has been a director of SBKC since the merger.

THAD G. CHILDS, JR., age 57, has served as President and Chief Executive Officer of Security Bank of Jones County since the completion of the merger between Bank of Gray and SBKC, June 2003. He served as President and Chief Executive Officer of the Bank of Gray from January, 1987 through May, 2003. His banking career also includes nine years with Trust Company Bank of Middle Georgia. He has been a director of SBKC since June, 2003, as well as a director of the Bank of Gray from 1986 through May, 2003.

BENJAMIN W. GRIFFITH, III, age 50, is President and owner of Southern Pine Plantations, Inc., a Macon based real estate development and timberland company. Mr. Griffith also holds ownership interests in various other timber, mining and real estate investments in the southeast. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

RUTHIE G. McMICHAEL, age 51, has been a teacher in Jones County Public Schools for 24 years. Mrs. McMichael is the Media Specialist at Clifton Ridge Middle School. She has been a director of SBKC since June, 2003 and a director of Security Bank of Jones County since 1999.

BEN G. PORTER, age 70, is Chairman of Filmworks USA, a company that conducts antiques sales and other events at Lakewood Fairgrounds in Atlanta and Buford, Georgia, and operates Lakewood Antiques Gallery in Sandy Springs, Georgia. He is the retired President of Charter Medical International and Senior Vice President of Charter Medical Corporation and the former owner of Piedmont Communications Corporation. He has been a director of SBKC and Security Bank of Bibb County since 1996.

H. AVERETT WALKER, age 50, has served as President and Chief Executive Officer of SBKC and Security Bank of Bibb County since January 1997. He served as President and Chief Operating Officer of both entities from January 1996 through December 1996. His banking career includes over two years with Bank South as Middle Georgia Regional President in Macon, and ten years with NationsBank, now Bank of America, including positions as Regional President in Albany/Moultrie and President in LaGrange. He has been a director of SBKC and Security Bank of Bibb County since 1996.

LARRY C. WALKER, age 61, has been the Georgia State Representative for the 115th District (Houston County) since 1973. Mr. Walker is an attorney with the firm of Walker, Hulbert, Gray, Byrd & Christy, LLC in Perry, Houston County, Georgia. He has been a director of SBKC since August 1998 and a director of Security Bank of Houston County since its founding.

CONTINUING DIRECTORS—TERMS EXPIRING IN 2005:

EDWARD M. BECKHAM, II, age 65, is a partner in Beckham Bros. Distribution, a BP Oil distributor that supplies petroleum products to wholesale and retail customers in the middle Georgia area. He is also a partner in Beckham Bros., which is a real estate and agricultural company. He is Vice-Chairman of the SBKC board of directors and has served as a director of the company since August 1998. He has also been a director of Security Bank of Houston County, the Company’s subsidiary bank in Perry and Warner Robins, Georgia since its founding.

ALFORD C. BRIDGES, age 65, is President and Chief Executive Officer of Whiteway Development Corporation d/b/a Appling Brothers, a grading, paving and construction company in Macon, Georgia. Mr. Bridges has served as a director of SBKC and Security Bank of Bibb County, SBKC’s subsidiary bank in Macon, Georgia, since the founding of both companies.

JOHN W. RAMSEY, age 60, is Chairman and CEO of Fairfield Financial Services, Inc., a wholly owned mortgage subsidiary of Security Bank of Bibb County. Prior to joining the Bank, he was CEO of Group Financial Southeast d/b/a Fairfield Financial Associates. Mr. Ramsey is President and owner of Rams Four Ltd., a real estate holdings company that owns The Pines of Gray. Mr. Ramsey owns Rams Head Ltd., a Subchapter S corporation that owns Group Financial Southeast (“GFSE”) and various other real estate holdings. He also owns Laurel Island Country Club Ltd., which has real estate developments in Kingsland, Georgia. He has been a director of both SBKC and Security Bank of Bibb County since July 2000.

ROBERT M. STALNAKER, age 54, is former co-owner and President of Stalnaker Plastics, Inc., a manufacturing company in Warner Robins, Georgia. He has been a director of SBKC since August 1998, and a director of Security Bank of Houston County since 1996.

RICHARD W. WHITE, JR., age 50, is President and part owner of White Brothers Warehouse, Inc., a wholesale distributor of auto parts in Macon, Georgia. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

CONTINUING DIRECTORS—TERMS EXPIRING IN 2006:

ROBERT C. HAM, age 74, has been the Chairman of the Board of Directors of SBKC and Security Bank of Bibb County since the inception of both companies. He is the past President and Chief Executive Officer of SBKC and Security Bank of Bibb County. Mr. Ham organized the founding group who chartered Security Bank of Bibb County in 1988. From June 1999 to May 2002, Mr. Ham was employed with Morgan Stanley Dean Witter as a financial advisor.

ROBERT T. MULLIS, age 61, holds ownership interests in various businesses and in real estate holdings. Mr. Mullis has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

H. CULLEN TALTON, JR., age 71, is the sheriff of Houston County, Georgia and a real estate developer. He has been a director of SBKC since August 1998 and a director of Security Bank of Houston County since its founding.

JOE E. TIMBERLAKE, III, age 63, is the retired President of Timberlake Grocery Company in Macon, Georgia. He is also the treasurer of Flintlake, Inc., a managing partner in Timberlands Partnership and Timberlake LLP, and a director of several other private companies. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

EXECUTIVE OFFICERS

RICHARD A. COLLINSWORTH, age 54, served as Executive Vice President of SBKC and Security Bank of Bibb County since January 1996 and now serves as President of Security Bank of Bibb County. Prior to joining the Company, he was City Commercial Banking Manager for Bank South in Macon in 1995. His thirty-one year banking background includes positions at NationsBank (now Bank of America) in North Carolina and Texas and at Henderson National Bank in Huntsville, Alabama. His responsibilities have included commercial lending, credit administration, marketing, internal reorganizations and product development.

JAMES R. McLEMORE, age 44, has served as Senior Vice-President and Chief Financial Officer of SBKC and Security Bank of Bibb County since December 2002. Mr. McLemore served as Executive Vice-President and Chief Financial Officer of TIB The Independent Bankers Bank in Dallas, Texas from December 2000 to November 2002. From August 1998 to November 2000, he served as Senior Vice-President and Chief Financial Officer of IBERIABANK Corporation in Lafayette, Louisiana. From September 1998 to August 1999, he served as an accountant with the U.S. Securities and Exchange Commission in Washington, D.C. Mr. McLemore is a Certified Public Accountant (CPA) and a Charter Financial Analyst (CFA).

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of SBKC conducts regular meetings, generally on a monthly basis. The Board of Directors met 16 times during 2003. Each director of SBKC attended at least 75% of the meetings of the full boards and of the committees on which he serves.

Board Committees

The Company has established various joint committees, comprised of members of the board of directors as well as several board members from each of the three subsidiary banks, to conduct and coordinate the Company’s business. These joint committees oversee personnel, audit, investment, data processing, risk management, marketing and building programs.

Audit Committee

The SBKC Audit Committee is responsible for overseeing audit functions, development and implementation of a written audit policy, review of federal and state examinations, evaluation of internal controls and overseeing compliance with all audits and examinations required by law. The Audit Committee is comprised entirely of independent members, as defined by Nasdaq Stock Market rules. SBKC board members Beckham, Timberlake, White and Bridges served on the Audit Committee during 2003 and continue to serve during 2004.

The Audit Committee held five meetings during 2003. The SBKC Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and assessed for adequacy on an annual basis. The charter was amended in the last year, and a copy is included in this proxy statement as Appendix A. The Committee will further amend the charter prior to the Annual Meeting and will file the revised charter with the Securities and a Current Report on Form 8-K. The Audit Committee does not have a financial expert as defined under Section 407 of the Sarbanes Oxley Act of 2002. All members of the Audit Committee have owned and managed sizeable and complex businesses. The Board of Directors believes their financial acumen is very strong and therefore an Audit Committee financial expert, as defined, is not necessary for there to be a satisfactory discharge of the Audit Committee’s responsibilities to the Board of Directors and its shareholders.

Audit Committee Report

During fiscal year 2003, SBKC retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide audit and non-audit services. The Audit Committee has considered whether the provision of non-audit services by SBKC’s principal auditor is compatible with maintaining auditor independence. James R. McLemore, Chief Financial Officer of SBKC, is not affiliated with McNair, McLemore, Middlebrooks & Co, LLP or related to any of its members. See “Independent Public Accountants” on page 25.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2003 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, AU § 380), Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in SBKC’s Annual Report on Form 10-K for filing with the Commission.

Submitted by the members of the Audit Committee:

Edward M. Beckham, II

Alford C. Bridges

Joe E. Timberlake, III

Richard W. White, Jr.

Compensation Committee

SBKC has a Compensation Committee that serves to establish compensation for executive officers and key management positions, review the selection and hiring of key officers, oversee the administration of employee benefit programs, and set guidelines for compensation for all employees. The SBKC Compensation Committee also serves to coordinate compensation policies for all entities in the Company. Due to its corporate oversight functions, representatives from both subsidiary banks serve on this committee. SBKC board members who served on the Compensation Committee in 2003 were Larry Walker, Chairman, Ben G. Porter, Edward M. Beckham, II, Benjamin W. Griffith, III, Frank H. Childs, Jr., and Robert T. Mullis. Directors H. Averett Walker, John W. Ramsey and Thad G. Childs, Jr. are non-independent directors (as defined by Nasdaq rules), who served on the Compensation Committee in 2003, but resigned from the Compensation Committee effective December 16, 2003. None of these non-independent directors deliberated or voted on matters related to their own compensation. Five committee meetings were held in 2003.

Compensation Committee Report

Decisions with respect to the compensation of the Company’s executive officers are made by the SBKC Compensation Committee (the “Committee”), with input and participation from directors from all of the bank boards. As of December 16, 2003, all Committee members listed above are non-employee members. The decisions of the Committee are reviewed by the full boards of SBKC and the subsidiary banks. The following report is submitted by the Committee members who determined executive compensation for 2003 and outlines the policies used in determining the salaries of H. Averett Walker as CEO and the executive officers as a group.

General Compensation Policies. The Company has a formal performance appraisal process for executive management. The objective of the appraisal process is to align actions of executive officers with the enhancement of shareholder value. The process to determine the base salary level for CEO H. Averett Walker involves an annual review form that includes ratings on key areas: (a) performance against annual short-term objectives (set at the beginning of each year) (b) performance against long-term strategic objectives, (c) business conduct and integrity, (d) competence in meeting the Company’s current needs, (e) leadership and team-building abilities (f) community and industry standing and involvement, and (g) quality of relationship with board members. Other executive officers are reviewed based on specific job standards and achievement of pre-determined strategic goals.

Executive officers also participate in the Annual Cash Incentive Plans of their respective banks and are eligible to participate in the 401(k) Savings Incentive and Profit Sharing Plan. The executive officers are also eligible for stock option grants from established Company stock option plans.

Submitted by:

Larry C. Walker

Ben G. Porter

Edward M. Beckham, II

Benjamin W. Griffith, III

Frank H. Childs, Jr.

Robert T. Mullis

H. Averett Walker

John W. Ramsey

Thad G. Childs, Jr.

Compensation Committee Interlocks and Insider Participation.

The Compensation Committee is currently composed of Directors Walker, Porter, Beckham, Griffith, Mullis and Frank H. Childs, Jr. Directors Walker, Ramsey, and Thad G. Childs are officers of the Company and/or one of its subsidiaries and served on the Committee until December 16, 2003. In addition, Fairfield Financial leases office space for its field offices in various Georgia cities from Director Ramsey or his affiliated companies. Payments under these lease arrangements totaled $76,050 and $77,100 during 2003 and 2002, respectively.

Nominating Committee

The Company has no formal nominating committee nor written charter, but addressed the nomination process through board resolution. In lieu of a nominating committee, only independent board members (as defined by Nasdaq rules) may recommend and vote on a slate of director nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal policy or process for identifying and evaluating nominees other than the qualification requirements set forth by the Georgia Department of Banking and Finance. The Board does not currently have a policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year. Director nominees Ruthie G. McMichael, Thad G. Childs, Jr. and Frank H. Childs, Jr. were elected to the Board of Directors in June, 2003 pursuant to the Board’s authority in connection with the acquisition of Bank of Gray. Each nominee has been recommended for inclusion on the Company’s proxy card by the unanimous vote of the independent members of the Board of Directors.

Director Compensation

Directors of SBKC receive $750.00 per month for each regularly scheduled meeting of the board of directors attended by the director. Directors are not paid for special meetings of the board of directors, or for any regularly scheduled meetings of the board of directors not attended. Directors are not paid for their service on committees established by the board of directors of SBKC. Directors Emeritus who serve for periods not to exceed five years, are paid $750.00 per month without regard to attendance at meetings, although such honorary directors are expected to be active participants in the development of business for SBKC. In 2003, SBKC paid a total of $123,000 as directors’ fees, including fees paid to Directors Emeritus. Directors of SBKC who are also members of the board of directors of Security Bank of Bibb County, Security Bank of Houston County or Security Bank of Jones County are compensated for their service in those capacities in accordance with policies established by those entities.

Security Ownership of SBKC

As of February 10, 2004, no person was known to management of SBKC to beneficially own more than five percent (5%) of any class or series of SBKC common stock.

Certain Relationships and Related Transactions

SBKC has had, and expects to have in the future, banking transactions in the ordinary course of its business with some of its subsidiaries, directors and executive officers and their associates. As of December 31, 2003 their indebtedness was in the aggregate amount of $21.3 million. All loans included in those transactions were made on substantially the same terms, including interest rate, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans do not involve more than the normal risk of collectibility or present other unfavorable features.

See “Compensation Committee Interlocks and Insider Participation” for information regarding transactions between Fairfield Financial and Director Ramsey.

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

Frank H. Childs, Jr. 106 Ocmulgee Springs Dr. Macon, Georgia 31211	Director, SBKC and Security Bank of Jones County	2003	31,420 .62%

Thad G. Childs, Jr. 122 Lakeside Drive Gray, Georgia 31032	Director, SBKC and Security Bank of Jones County; CEO of Security Bank of Jones County	2003	100,544 1.98%

Benjamin W. Griffith, III 6304 Peake Road Macon, Georgia 31210	Director, SBKC and Security Bank of Bibb County	1994	100,515 1.98%

Ruthie G. McMichael 106 Childs Street Gray, Georgia 31032	Director, SBKC and Security Bank of Jones County	2003	26,286(3) .52%

Ben G. Porter 687 Rum Creek Road Juliette, Georgia 31046	Director, SBKC and Security Bank of Bibb County	1996	69,750 1.38%

H. Averett Walker 4336 Old Club Road Macon, Georgia 31210	Director, President & CEO, SBKC and Security Bank of Bibb County	1996	63,181(4) 1.25%

Larry C. Walker P. O. Box 1234 Perry, Georgia 31069	Director, SBKC and Security Bank of Houston County	1998	54,995(5) 1.09%

Other Current Directors and Executive Officers of Security Bank Corporation

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

Edward M. Beckham 1102 Beckham Circle Perry, Georgia 31069	Director, SBKC and Security Bank of Houston County	1998	36,500 .71%

Alford C. Bridges P. O. Box 604 Gray, Georgia 31032	Director, SBKC and Security Bank of Bibb County	1994	51,200 1.01%

Richard A. Collinsworth 159 Country Club Road Macon, Georgia 31210	Executive Vice-President, SBKC, President of Security Bank of Bibb County		22,340(6) .44%

Robert C. Ham 4690 Oxford Circle Macon, Georgia 31210	Chairman, SBKC and Security Bank of Bibb County	1994	12,500 .25%

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

James R. McLemore 4951 Wellington Drive Macon, Georgia 31210	Senior Vice-President and Chief Financial Officer, SBKC and Security Bank of Bibb County		527(7)

Robert T. Mullis P. O. Box 6292 Macon, Georgia	Director, SBKC and Security Bank of Bibb County	1994	168,880(8) 3.33%

John W. Ramsey 8401 Saxony Drive Macon, Georgia 31220	Director, SBKC; Chairman and CEO of Fairfield Financial Services, Inc.	2000	82,360(9) 1.62%

Robert M. Stalnaker 974 Highway 247 Kathleen, Georgia 31047	Director, SBKC and Security Bank of Houston County	1998	6,470(10) .13%

H. Cullen Talton, III P. O. Box 100 Bonaire, Georgia 31005	Director, SBKC and Security Bank of Houston County	1998	15,931 .31%

Joe E. Timberlake, III 555 N. Rivoli Farms Drive Macon, Georgia 31210	Director, SBKC and Security Bank of Bibb County	1994	105,482(11) 2.08%

Richard W. White 1192 Oakcliff Road Macon, Georgia 31211	Director, SBKC and Security Bank of Bibb County	1994	41,861(12) .83%

All directors and executive officers as a group (18 persons)			991,748 19.57%

(1)	This table is based upon information furnished to us by the persons listed above. Included are shares of SBKC stock that may be acquired within 60 days of February 10, 2004 upon the exercise of vested stock options. Unless otherwise indicated, the persons listed in the tables have sole voting and investment power with regard to the shares shown as owned by such persons.
(2)	Calculated on a basis of 5,068,185 shares outstanding. There are 9,988 options exercisable within 60 days of February 10, 2004.
(3)	Includes 1,050 shares held by Mrs. McMichael’s husband, Samuel P. McMichael.
(4)	Includes 12,401 shares held in Mr. Walker’s IRA account, and 6,188 shares subject to presently exercisable options.
(5)	Includes 312 shares held by Mr. Walker’s wife, 100 shares held by a broker as custodian for Mr. Walker, 929 shares held in Mr. Walker’s IRA account, and 38,425 shares titled in the name of David G. Walker and Lawrence C. Walker, Jr., Co-Trustees of the Lawrence C. Walker, Sr. Trust, all which Mr. Walker holds beneficial ownership.
(6)	Includes 3,800 shares subject to presently exercisable options.
(7)	Less than one-tenth of one percent.
(8)	Includes 97,137 shares held by an affiliated corporation; 7,286 shares held jointly with Michael C. Griffin; and 27,522 shares for which Mr. Mullis holds a power of attorney. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
(9)	Includes 79,860 shares held in the name of GFSE and 2,500 shares held in Mr. Ramsey’s IRA account.
(10)	Includes 870 shares held by Mr. Stalnaker’s wife, Patsy T. Stalnaker.
(11)	Includes 12,413 shares held by Mr. Timberlake as trustee for revocable family trusts; 6,701 shares held by a broker as custodian for Mr. Timberlake; and 400 shares held in a brokerage account in the name of Mr. Timberlake as trustee for a revocable family trust.
(12)	Includes 15,907 shares held jointly with Mr. White’s wife, Anne M. White.

Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company’s Common stock with the cumulative Total Return on the Nasdaq Stock Market (U.S. Companies) index and the SNL Southeast Bank Index. The graph assumes $100 invested on December 13, 1998, in the Common Stock of the Company and in each of the two indexes. The companies assumes that all dividends are reinvested.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Security Bank Corporation	100.00	72.14	67.66	77.98	129.93	172.85
NASDAQ—Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL Southeast Bank Index	100.00	78.69	79.01	98.44	108.74	136.55

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Please See Appendix C

Executive Compensation for SBKC

The table below sets forth information concerning compensation paid to the CEO and four most highly compensated executive officers of SBKC (“Named Executive Officers”) for services rendered to SBKC and its subsidiaries, whose total annual base salary and bonus for 2003 exceeded $100,000.00.

Summary Compensation Table

Long Term Compensation
		Annual Compensation						Awards
Name and Position	Year	Salary ($)(1)		Bonus ($)(2)		Other Annual Compensation (3)		Securities Underlying Options $ (4)	All Other Compensation (5)

H. Averett Walker President, Chief Executive Officer & Director of SBKC and Security Bank of Bibb County	2003 2002 2001	$ $ $	190,000 173,657 165,375	$ $ $	67,430 52,485 42,854	$ $ $	18,940 12,900 12,200	— 42,500 0	$ $ $	19,363 15,434 15,244

Richard A. Collinsworth Executive Vice President of SBKC and President of Security Bank of Bibb County	2003 2002 2001	$ $ $	150,000 140,000 116,250	$ $ $	50,363 40,213 19,316		$12,740 — —	— 24,000 0	$ $ $	13,780 12,961 11,246

Michael T. O’Dillon (6) Senior Vice President of SBKC and Security Bank of Bibb County	2003 2002 2001	$ $ $	89,000 86,000 83,000	$ $ $	28,558 23,754 18,192		— — —	0 0 0	$ $ $	8,410 6,853 7,705

John W. Ramsey Chairman & CEO of Fairfield Financial Services, Inc. and Director of SBKC and Security Bank of Bibb County	2003 2002 2001	$ $ $	130,000 126,800 125,000		— — —	$ $	18,690 — 9,000	0 0 0	$ $ $	15,403 15,614 9,483

James R. McLemore Senior Vice President and Chief Financial Officers, SBKC and Security Bank of Bibb County	2003		$140,000		$44,409		$10,740	—		—

(1)	Includes amounts deferred at the election of the executive officers into the Company’s 401(k) Savings Incentive and Profit Sharing Plan.
(2)	Accrued amounts earned from the Annual Cash Incentive Bonus Plan. Bonuses are distributed in January of the subsequent calendar year.
(3)	Cash director fees paid to the executive officers by SBKC and/or the subsidiary banks. Other perquisites and personal benefits, in total, do not exceed the lesser of $50,000 or 10% of the salary and bonus for any given executive officer.
(4)	Number of option shares granted during 2003 from the SBKC 2002 Incentive Stock Option Plan.
(5)	Discretionary and matching amounts contributed to the Company’s 401(K) Savings Incentive and Profit Sharing Plan for the executive officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

No options were granted to the named executive officers in 2003 pursuant to the Bank’s 2002 Incentive Stock Option Plan.

CURRENT STOCK OPTION PLANS

The following table summarizes the aggregated values of all options held by each of the Named Executive Officers as of February 10, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at 12/31/03 (#)		Value of Unexercised In-the-Money Options at 12/31/03 ($) (1)
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
H. Averett Walker	23,750	258,438	6,188	41,312	78,979	498,887
Richard A. Collinsworth	16,500	186,500	3,800	23,700	47,620	285,915
Michael T. O’Dillon	3,500	41,000	15,000	1,500	290,150	19,515
John W. Ramsey	0	0	0	0	0	0
James R. McLemore	0	0	0	5,000	0	40,050

(1)	This value is computed by subtracting the option exercise prices from the market price of SBKC common stock on December 31, 2003, which was $31.51 per share, and multiplying that result by the applicable number of shares. Only in-the-money option shares are valued.

Executive Employment Agreements

Walker Agreement. On January 1, 2002, the Company entered into an employment agreement with H. Averett Walker, employing Mr. Walker as President and Chief Executive Officer of SBKC and Security Bank of Bibb County for an initial annual base salary of $173,644 during 2002. The initial term of the agreement is for two years, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Walker in future years is to be determined annually by the Board of Directors or a committee thereof. The agreement calls for Mr. Walker’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. Walker’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. Walker’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. Walker is entitled to receive his annual salary for a term of one year.

Mr. Walker’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. Walker’s employment is terminated within three years of such change of control, he will be entitled to receive two years of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. Walker concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. Walker has received grants for 71,250 stock options at various grant prices ranging from $9.00 to $19.51 per share from the Company’s 1996, 1999 and 2002 incentive stock option plans.

The stock options vest on varying dates over five year periods. Upon Mr. Walker’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable.

Collinsworth Agreement. On January 1, 2002, the Company entered into an employment agreement with Richard A. Collinsworth, employing Mr. Collinsworth as Executive Vice President of SBKC and Security Bank of Bibb County for an initial annual base salary of $140,000 during 2002. The initial term of the agreement is for eighteen months, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Collinsworth in future years is to be determined annually by the Chief Executive Officer with board oversight. The agreement calls for Mr. Collinsworth’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. Collinsworth’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. Collinsworth’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. Collinsworth is entitled to receive his annual salary for a term of one year.

Mr. Collinsworth’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. Collinsworth’s employment is terminated within two years of such change of control, he will be entitled to receive eighteen months of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. Collinsworth concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. Collinsworth has received grants for 49,000 stock options at various grant prices ranging from $9.00 to $19.51 per share from the Company’s 1996, 1999 and 2002 stock option plans. The stock options vest on varying dates over five year periods. Upon Mr. Collinsworth’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable.

McLemore Agreement. On December 1, 2002, the Company entered into an employment agreement with James R. McLemore, employing Mr. McLemore as Chief Financial Officer of SBKC and Security Bank of Bibb County for an initial annual base salary of $140,000 per year for the initial term of the Agreement. The initial term of the agreement is for eighteen months, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Mr. McLemore in future years is to be determined annually by the Board of Directors or a committee thereof. The agreement calls for Mr. McLemore’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. McLemore’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. McLemore’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. McLemore is entitled to receive his annual salary for a term of one year.

Mr. McLemore’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. McLemore’s employment is terminated within two years of such change of control, he will be entitled to receive eighteen months of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. McLemore concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. McLemore has received grants for 5,000 stock options at a price of $23.50 per share from the Company’s 2002 stock option plan. The stock options vest on varying dates over five year periods. Upon Mr. McLemore’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable.

Other Change in Control Arrangements. As a result of the July 2000 acquisition of Fairfield Financial Services, Inc. (“Fairfield”) as a wholly owned mortgage subsidiary of Security Bank of Bibb County, SBKC entered into certain contract agreements with Director John W. Ramsey, the Chairman and CEO of Fairfield Financial, and certain other key senior officers of Fairfield Financial who are not designated as Named Executive Officers of SBKC. The other key senior officers are James O. DeWitt, Vice Chairman of Fairfield, John B. Peterson, Jr., Vice Chairman of Fairfield, and John V. Sheridan, III, President of Fairfield. The contracts generally entitle the individuals to one year’s annual compensation if terminated within one year of a change in control of SBKC. The agreements include certain restrictions concerning disclosure of proprietary information, and two-year covenants not to compete in defined trade territories or solicit our customers or employees.

As a result of the June 2003 merger with Bank of Gray, SBKC entered into an employment agreement with director Thad G. Childs, Jr., the President and CEO of the resulting subsidiary, Security Bank of Jones County, which contains similar change in control and non-compete provisions.

There are no other compensatory plans, employment contracts or change in control arrangements that would result in any payments to officers of SBKC or its subsidiaries as a result of resignation, retirement or any other termination of such individual’s employment with the Company or from a change in control of SBKC or its subsidiary banks.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the common stock of SBKC held by such persons on Forms 3, 4 and 5. These persons are also required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on our review of copies of such forms received by us, and certain written representations from reporting persons that no other reports were required, we believe that during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were met on a timely basis with the following exceptions:

Director Talton filed one Form 4 late reporting one transaction; Director Ramsey filed one Form 4 late reporting one transaction; Director Ham filed two Form 4’s late reporting two transactions; Director H. Averett Walker filed two Form 4’s late reporting two transactions; Directors Frank Childs, McMichael and Thad Childs each filed late reports on Form 3 in connection with their initial appointment to the Company’s Board of Directors as a result of the merger with the Bank of Gray and Director McMichael also filed late one Form 4 reporting one transaction.

PROPOSAL	II—APPROVAL OF THE SECURITY BANK CORPORATION 2004 OMNIBUS STOCK
OWNERSHIP	AND LONG TERM INCENTIVE PLAN

General. At its regular meeting on January 27, 2004, our Board of Directors voted to adopt, subject to the approval of a majority of our shareholders at the 2004 Annual Meeting, the Security Bank Corporation 2004 Omnibus Stock Ownership and Long Term Incentive Plan. The text of this plan is attached to this proxy statement. The plan enables our Board of Directors, or a committee thereof, to grant incentive stock options (“options”), restricted stock grants, stock appreciation rights (“SAR”) and performance units for up to 300,000 shares of SBKC $1.00 par common stock to key officers and employees of SBKC and our subsidiaries. This amounts to approximately 5.9% of current outstanding shares. The purpose of this plan is to attract, retain and develop strong management as the Company continues to expand, and to induce key individuals who render services that contribute materially to our success to remain with us for the long term.

Our Board of Directors, or its designated committee, will have the sole authority over all administrative matters of the plan. The exercise price for options issued under the plan will be equal to or greater than the fair market value of SBKC stock on the dates granted. The term of the plan will be ten years after the effective date, unless terminated earlier, and no options, restricted stock, SAR’s, or performance units may be granted under this plan after the ten-year period. The Company will receive no consideration upon granting of an option, restricted stock, SAR or performance units. No specific grants of any awards have been made under this plan.

Options, restricted stock, SAR’s and performance units that are granted will vest and become exercisable in installments as directed by our board in individual stock option agreements with the optionees. We anticipate that the board will set specific performance criteria that must be met before grantees can earn the right to vest in any options, restricted stock, SAR’s or performance units from this plan. The performance criteria will specify target levels for profits and returns to shareholders that must be achieved.

When the optionees exercise their options from the 2004 plan, optionees can choose to pay for their shares either in cash, in shares of SBKC stock already owned, or in a combination of both. Shares surrendered in payment of the option price will be valued at fair market value at the date of exercise. The optionees must actually exercise their option shares to earn any voting rights and rights to receive cash dividends on these shares. Pro-rata adjustments will be made to the number of shares in this plan if we have any stock splits, stock dividends or other capitalization changes. The plan allows for acceleration of vesting and exercise privileges of grants if an optionee’s termination of employment is due to a change in control, death or total disability. If an optionee’s job is terminated for cause, then all unvested options at the date of termination expire and become unexercisable.

The 2004 plan may be amended or terminated by our Board of Directors at any time, except that certain changes will require shareholder approval. These changes are (i) to increase the maximum number of shares subject to the plan; (ii) to change the designation or class of persons eligible to receive grants under the plan; (iii) to extend the term of the plan or the maximum option exercise period; or (iv) to decrease the minimum price at which shares may be optioned under the plan.

Federal Income Tax Consequences. The options granted under this plan are intended to be incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended. Under federal income tax law, our Company will have no federal income tax consequences upon the grant or exercise of options from this plan.

For grants of restricted stock, SAR’s or performance units, the Company receives a tax deduction for federal tax purposes in the tax year the grant (or any portion thereof) becomes non-forfeitable by the grantee.

The federal income tax impacts for the individual optionees are as follows. The optionees who receive grants from this plan will have no federal income tax consequences when they receive their grants, but they may have tax consequences when they exercise their options. Although the optionees will realize no taxable income when they exercise their options, the exercise may cause alternative minimum tax. The spread between the option price and the fair market value of the SBKC stock is treated as an adjustment item for alternative minimum tax purposes where the stock is acquired upon the exercise of the option is not disposed of in the same taxable year. If an optionee disposes of any exercised option shares within a year of the exercise, the disposition is considered a disqualifying disposition, and the gain on the sale or exchange will generally be treated as ordinary income to the optionee in the year of disposition. If the optionee disposes of any exercised option shares more than one year after the exercise, he will realize a long-term gain or loss on the disposal.

For grants of restricted stock, SAR’s or performance units, individuals report ordinary taxable income for federal tax purposes in the year the grant (or any portion thereof) becomes non-forfeitable.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Annual Meeting is required for approval of the plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. No actions have yet been taken to determine grants to be made from this plan. Subject to shareholder approval, future grants made from the plan will be determined by the Board of Directors according to the governing provisions in the plan document. Please refer to Appendix B for a complete copy of the proposed plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SECURITY BANK CORPORATION 2004 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN.

PROPOSAL	III—APPROVAL OF THE SECURITY BANK CORPORATION 2004 EMPLOYEE
STOCK	PURCHASE PLAN

General. At its regular meeting on January 27, 2004, our Board of Directors voted to adopt, subject to the approval of a majority of our shareholders at the 2004 Annual Meeting, the Security Bank Corporation 2004 Employee Stock Purchase Plan (the “Plan”). The text of the Plan is attached to this proxy statement as Appendix “D.” The Plan enables our Board of Directors, or a committee thereof, to grant options to purchase the Company’s common stock to all eligible employees who elect to participate in the Plan. Fifty thousand (50,000) shares of the Company’s common stock shall be reserved for the Plan, which amounts to approximately 0.9% of current outstanding shares. The purpose of the Plan is to encourage and enable eligible employees of the Company to acquire a proprietary interest in the Company through the ownership of common stock of the Company.

Our Board of Directors, or its designated committee, will have the sole authority over all administrative matters of the Plan. The Plan will be implemented by offerings made by the Company from time to time as determined by the Board, but in any event not more than one time per year. The Board of Directors will specify the number of shares to be made available in an offering and the commencement and termination dates of the offering; however in no event shall the offering period exceed twelve months. With respect to any offering under the Plan, options to purchase shall be granted to all eligible employees of the Company who have elected to participate in such offering; however the Board may determine that any offering will not be extended to highly compensated employees of the Company at its discretion. Employees eligible to participate in the Plan shall be any person regularly employed by the Company on an effective date or entrance date of any offering of stock pursuant to the Plan, who has been employed by the Company for at least ninety (90) days and who has a customary working schedule of at least twenty-five (25) hours per week and five (5) months per calendar year.

Shares purchased under the Plan will be held by SunTrust Transfer Services until the employee terminates participation in the Plan or requests that certificates for full shares be issued. Payments for the shares can be made via payroll deductions in equal installments during the offering period, in the total amount of not less than $240 and not more than $7,200 for each offering. The purchase price for the shares offered under the Plan will be 85% of the fair market value on the commencement of the applicable offering period for the first quarter and will be adjusted on the first day of each subsequent quarter of the offering period.

The 2004 Plan may be amended or terminated by our Board of Directors at any time, except that certain changes will require shareholder approval. These changes are (i) to increase the maximum number of shares subject to the Plan; (ii) to change the designation or class of persons eligible to receive options under the Plan; (iii) to extend the term of the Plan or the maximum option exercise period; or (iv) to decrease the minimum price at which shares may be optioned under the Plan.

Federal Income Tax Consequences. The options granted under this Plan are intended to be incentive stock options to purchase shares within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under federal income tax law, our Company will have no federal income tax consequences upon the grant, exercise of options or purchase of shares from this Plan.

The federal income tax impacts for the individual optionees are as follows: The optionees who receive grants from this Plan will have no federal income tax consequences when they receive their grants and purchase their shares, but they may have tax consequences when they sell or otherwise dispose of their shares. If an optionee disposes of any exercised option shares within a year of the exercise, the disposition is considered a disqualifying disposition, and the gain on the sale or exchange will generally be treated as ordinary income to the optionee in the year of disposition. If the optionee disposes of any exercised option shares more than two years after the grant or more than one year after the transfer of such shares to him or her there shall be included as compensation in his or her gross income, for the taxable year of the disposition, an amount equal to the lesser of

(1) the excess of the fair market value of the shares at the time of such disposition over the amount paid for the share under the option, or (2) the excess of the fair market value of the share at the time the option was granted over the option price.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Annual Meeting is required for approval of the Plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. No actions have yet been taken to determine grants to be made from this Plan. Subject to shareholder approval, future grants made from the Plan will be determined by the Board of Directors according to the governing provisions in the Plan document. Please refer to Appendix “D” for a complete copy of the proposed Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SECURITY BANK CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL IV—	APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION WHICH WOULD ALLOW TWO-THIRDS OF THE COMPANY’S BOARD OF DIRECTORS TO APPROVE SMALL MERGER TRANSACTIONS WITHOUT SHAREHOLDER APPROVAL

At its regular meeting on January 27, 2004, our Board of Directors voted to adopt, subject to the approval of the two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to the Articles of Incorporation of Security Bank Corporation. The Amendment will provide the Company with greater flexibility to accomplish certain acquisitions and merger transactions.

Under Section 5 of the current Articles of Incorporation of Security Bank Corporation, “No share exchange, merger, consolidation or sale, lease, transfer, exchange, or other disposition (in one transaction or in a series of related transactions) of all or substantially all of the assets of the corporation or any of its affiliates to another corporation, person or entity unless it is approved, at a shareholder’s meeting called for that purpose, by the affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors.”

The proposed Amendment would delete current Section 5 and replace it with the following Section 5:

5.

(a) Except as set forth in subparagraph (b) of this Article 5, the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan shall be required to approve:

(i) any plan of merger or share exchange of the corporation with or into any other corporation; and

(ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation to any other corporation, person or other entity.

(b) If two-thirds of the directors of the corporation then in office have approved the Plan of Merger or Plan of Share Exchange and the corporation is the surviving corporation in a plan of merger or the acquiring corporation in a share exchange, shareholder approval is not required if: (1) the articles of incorporation of the corporation will not differ from the articles of the corporation before the merger or share exchange; (2) each share of stock of the corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and (3) the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares authorized by the Articles of Incorporation of the corporation immediately before the merger or share exchange.

The proposed Amendment would continue the requisite two-thirds vote of the outstanding shares for any transaction which Security Bank Corporation is merged with or into another corporation or substantially all of the assets of the Corporation are sold, leased, exchanged or otherwise disposed to any other corporation. In other words, if Security Bank Corporation is not the surviving entity, the transaction would have to be approved by the holders of two-thirds of the outstanding shareholders entitled to vote in an election of directors of Security Bank Corporation.

The proposed Amendment would however allow a two-thirds vote of the Board of Directors to approve a merger or acquisition without the necessity of a vote of the shareholders if:

1.	The Articles of Incorporation will not differ from the Articles of Incorporation before the merger or share exchange;

2.	Each share of stock of the corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or exchange; and

3.	The number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issued as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares authorized by the Articles of Incorporation of the corporation immediately before the merger or share exchange.

However, because Security Bank Corporation is a listed company and publicly traded with the National Association of Securities Dealers (“Nasdaq”), Security Bank Corporation is bound by Nasdaq rules which require any acquisition or merger in which the target company receives 20% or more of the stock of Security Bank Corporation would have to be approved by a majority of the stockholders present at an annual or special meeting called for such purpose in which the requisite quorum was present. Therefore, even if Security Bank Corporation is the surviving entity in an acquisition or merger transaction, if the consideration paid by Security Bank Corporation equals 20% or more of the aggregate market value of the outstanding shares of Security Bank Corporation, a majority of the shareholders voting at a stockholder meeting would have to approve the transaction.

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Security Bank Corporation. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of SBKC has appointed the firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, to continue as independent accountants of SBKC and its subsidiaries for the year ending December 31, 2003. McNair, McLemore, Middlebrooks & Co., LLP has served as independent accountants since our inception and we consider them to be well qualified. Representatives of the CPA firm will be present at the Annual Meeting. They will be available to answer your questions at that time.

During fiscal years 2002 and 2003, the Company retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide services in the following categories and amounts:

	2002	2003
Audit Fees	$123,795	$177,268

Audit Related Fees Federal Home Loan Bank Collateral Audits Premises and equipment and depreciation analysis Review of quarterly financial statements in 10Q’s Special audit and accounting investigations Internal and operational audits Research related to accounting and auditing issues	44,829	62,020

Tax fees Preparation of federal and state consolidated returns Tax planning related to tax credits and other tax reduction strategies	12,554	22,078

All other Fees	108,529	100,344

Assistance with and preparation of property tax and gross receipts returns

Due diligence and acquisition services

Annual returns for profit-sharing returns

Assistance with preparation and filing of Forms 10Q and 10K

Regulatory reporting and regulatory issues

Capital issues including trust preferred securities

Preparation of property tax returns, occupation and gross receipts returns

Total	$289,707	$361,710

All audit and non-audit services are pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

We must receive shareholder proposals intended for presentment at our 2005 Annual Meeting of Shareholders by no later than November 27, 2004 in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 10, 2005 will not be considered timely and will not be submitted to shareholders at the 2005 Annual Meeting.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Our Board of Directors directs all communications from shareholders to the Board of Directors be directed to the Corporate Secretary of the Company. The CEO and the Chairman of the Audit Committee will discuss the communication and the Chairman of the Audit Committee is then responsible to exercise his or her discretion whether to present the communication to the full Audit Committee. The Audit Committee will then exercise its discretion whether to present the communications to the Board of Directors. Each Board member who receives communications directly from security holders exercises his or her own discretion on whether to present the communications to the Board of Directors.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend. Approximately 92% of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of the Annual Meeting of Shareholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of SBKC.

ANNUAL REPORT

A copy of our 2003 Annual Report, which contains audited financial statements and footnote disclosures, is being mailed to each shareholder of record together with these proxy materials. The 2003 Annual Report is not a part of our soliciting materials.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: JAMES R. McLEMORE, SECURITY BANK CORPORATION, P. O. BOX 4748, MACON, GEORGIA 31208.

TABLE OF APPENDICES

APPENDIX A—	SECURITY BANK CORPORATION AUDIT COMMITTEE CHARTER, AS AMENDED

APPENDIX B—	SECURITY BANK CORPORATION 2004 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

APPENDIX C—	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

APPENDIX D—	SECURITY BANK CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN

APPENDIX A

SECURITY BANK CORPORATION

AUDIT COMMITTEE CHARTER

Overview

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (1) the integrity of the financial reporting of the Bank, (2) the independence and performance of the Bank’s external and internal auditors, and (3) the Bank’s compliance with legal and regulatory requirements. In order to establish the governing principles of the Audit Committee, the Board of Directors hereby adopts this Charter, as amended, on January 27, 2004.

Structure and Membership

The Audit Committee will be composed of not less than three members of the Board, each of whom is able to read and understand Bank financial statements and reports. Committee membership will be comprised solely of directors who meet applicable NASD requirements for audit committee members.

Scope of Responsibilities

The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise or inform the Committee. The Audit Committee may request any officer or employee of the Bank, or the Bank’s outside counsel, or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Committee.

Charter

On behalf of the Board, the Audit Committee will carry out the following responsibilities.

1.	In keeping with Nasdaq Rule 4350(d)(1), the Audit Committee will review and reassess the adequacy of this Charter not less than annually. In conducting this annual review, the Committee will assess compliance with Nasdaq Rule 4350, and appropriate banking regulations regarding Committee composition, independence, and scope of responsibilities.

2.	Results of the Committee’s review of its Charter, and any appropriate updates, will be duly reported to the full Board.

Audit Process

3.	The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee is responsible for selecting, evaluating, or replacing the independent auditors. In addition, the Committee must approve, in advance, the provision by the auditor of all services not related to the audit.

4.	In carrying out this responsibility, the Committee will schedule regular, independent meetings with all audit representatives, ensuring timely review, approval and monitoring of a comprehensive Annual Audit Plan.

5.	In keeping with AICPA Independence Standards, the Committee will require the public accounting firm’s annual written disclosure of any and all Bank relationships that could affect their independence.

Quality of Financial Reporting

6.	The Committee will schedule review of periodic SEC filings and the Company’s Annual Report. This will be accomplished by reviewing reports and information provided by Management, including financial statements, changes in financial policies, variations between budgeted and actual numbers, and responses to various outside audit recommendations.

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7.	Independent discussions will then be scheduled with the public accounting firm, in order to verify management’s compliance. These discussions will focus on the public accountant’s judgments with regard to the quality of the Bank’s financial accounting and reporting, as well as, review of trends in accounting principles and standards.

Code of Business Conduct and Ethics

8.	The Audit Committee will, at least annually, review and advise the Board regarding administration of the Bank’s Code of Business Conduct and Ethics.

9.	The Committee will establish procedures for the receipt, retention, treatment, and investigation of complaints received regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Conflicts of Interest

10.	The Committee shall conduct an appropriate review of all related party transactions on an ongoing basis and all such transactions must be approved by the Company’s audit committee. “Related party transaction” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404. In general, these transactions involve:

•	Transactions between the Company and its directors/executive officers and their immediate families > $60,000 in a fiscal year

•	Certain business relationships whereby a director has at least a 10% ownership interest in an entity whereby payments to the entity or payments from the entity exceed either 5% of the consolidated gross revenues of Security Bank Corporation or the other entity’s consolidated gross revenues.

•	Loan transactions pursuant to Regulation O are specifically excluded from the provisions of this paragraph since these transactions are approved specifically by the full Board of Directors.

These are minimum standards and the materiality of any related party transactions needs to be considered in light of the significance of the information to investors.

Review of Insurance Programs

11.	The Audit Committee will, at least annually, review insurance programs from the standpoint of gaps and exposure, as well as fraud.

Committee Minutes

12.	The Audit Committee will keep minutes, and other relevant records, of all its meetings, and report its activities to the Board regularly.

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APPENDIX B

Security Bank Corporation

2004 OMNIBUS STOCK OWNERSHIP AND

LONG TERM INCENTIVE PLAN

THIS IS THE 2004 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN (“Plan”) of Security Bank Corporation (“the Corporation” or “Company”), a Georgia corporation with its principal office in Bibb County, Georgia, under which Incentive Stock Options and Non-Qualified Options to acquire shares of the Stock, Restricted Stock, Stock Appreciation Rights, and/or Units may be granted from time to time to Eligible Employees of the Corporation and of any of its Subsidiaries (the “Subsidiaries”), subject to the following provisions:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth below. Additional terms defined in this Plan shall have the meanings ascribed to them when first used herein.

Board. The Board of Directors of Security Bank Corporation.

Change in Control Transaction. The dissolution or liquidation of the Corporation; a reorganization, merger or consolidation of the Corporation as a result of which the outstanding securities of the class then subject to Rights hereunder are changed into or exchanged for cash or property or securities not of the Corporation’s issue; or a sale of all or substantially all of the assets of the Corporation to, or the acquisition of stock representing more than twenty-five percent (25%) of the voting power of the capital stock of the Corporation then outstanding by, another corporation, bank, other entity or person.

Code. The Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

Committee. The Compensation Committee of the Board.

Common Stock. The Common Stock, $1.00 par value per share, of the Corporation.

Death. The date of death of an Eligible Employee who has received Rights as established by the relevant death certificate.

Disability. The date on which an Eligible Employee who has received Rights becomes permanently and totally disabled within the meaning of Section 22 (e) (3) of the Code, which shall be determined by the Committee on the basis of such medical or other evidence as it may reasonably require or deem appropriate.

Effective Date. The date as of which this Plan is effective, which shall be the date it is adopted by the Board.

Eligible Employees. Those individuals who meet the following eligibility requirements:

(i)

Such individual must be a full time employee of the Corporation or a Subsidiary. For this purpose, an individual shall be considered to be an “employee” only if there exists between the Corporation or a

Subsidiary and the individual the legal and bona fide relationship of employer and employee. In determining whether such relationship exists, the regulations of the United States Treasury Department relating to the determination of such relationship for the purpose of collection of income tax at the source on wages shall be applied.

(ii)	Such individual is identified by the Committee as a key employee who is in a position to significantly influence the long-term success of the Corporation, subject to ratification of such action by the Board.

(iii)	If the Registration shall not have occurred, such individual must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment involved in the receipt and/or exercise of a Right.

(iv)	Such individual, being otherwise an Eligible Employee under the foregoing items, shall have been selected by the Committee as a person to whom a Right or Rights shall be granted under the Plan.

Fair MarketArticle Value. With respect to the Corporation’s Common Stock, the market price per share of such Common Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith, as follows, as of the date specified in the context within which such term is used:

(i)	if the Common Stock was traded on a stock exchange on the date in question, then the Fair MarketArticle Value will be equal to the closing price reported by the applicable composite-transactions report for such date;

(ii)	if the Common Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair MarketArticle Value will be equal to the last transaction price quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), National Market System (“NMS”);

(iii)	if the Common Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair MarketArticle Value will be equal to the average of the last reported representative bid and asked prices quoted by the NASDAQ for such date; and

(iv)	if none of the foregoing provisions is applicable, then the Fair MarketArticle Value will be determined by the Committee in good faith on such basis as it deems appropriate, subject to the approval of the Board. In such case, the Committee shall maintain a written record of its method of determining Fair MarketArticle Value.

ISO. An “incentive stock option” as defined in Section 422 of the Code.

Just Cause Termination. A termination by the Corporation or a Subsidiary of an Eligible Employee’s employment by the Corporation or the Subsidiary in connection with the good faith determination of the Board or the Board of Directors of the Subsidiary, as applicable, that the Eligible Employee is incompetent or otherwise has engaged in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Corporation or the Subsidiary.

Non-Qualified Option. Any Option granted under Article III whether designated by the Committee as a Non-Qualified Option or otherwise, other than an Option designated by the Committee as an ISO, or any Option so designated but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder.

Option Agreement. The agreement between the Corporation and an Optionee with respect to Options granted to such Optionee, including such terms and provisions as are necessary or appropriate under Article III.

Options. ISOs and Non-Qualified Options are collectively referred to herein as “Options;” provided, however, whenever reference is specifically made only to ISOs or Non-Qualified Options, such reference shall be deemed to be made to the exclusion of the other.

Plan Pool. A total of 300,000 shares of authorized, but unissued, and/or Treasury shares of Common Stock, as adjusted pursuant to Section 2.3(b), which shall be available as Stock under this Plan.

Registration. The registration by the Corporation under the 1933 Act and applicable state “Blue Sky” and securities laws of this Plan, the offering of Rights under this Plan, the offering of Stock under this Plan, and/or the Stock acquirable under this Plan.

Restricted Stock. The Stock that a Holder shall be awarded with restrictions when, as, in the amounts and with the restrictions described in Article IV.

Restricted Stock Grant Agreement. The agreement between the Corporation and a Holder with respect to Rights to Restricted Stock, including such terms and provisions as are necessary or appropriate under Article IV.

Retirement. “Retirement” shall mean

(i)	the termination of an Eligible Employee’s employment under conditions which would constitute “normal retirement” or “early retirement” under any tax qualified retirement plan maintained by the Corporation or a Subsidiary, or

(ii)	termination of employment after attaining age 65 (except in the case of a Just Cause Termination).

Rights. The rights to exercise, purchase or receive the Options, Restricted Stock, Units and SARs described herein.

Rights Agreement. An Option Agreement, a Restricted Stock Grant Agreement, a Unit Agreement or an SAR Agreement.

SAR. The Right of an SAR Recipient to receive cash when, as and in the amounts described in Article VI.

SAR Agreement. The agreement between the Corporation and an SAR Recipient with respect to the SAR awarded to the SAR Recipient, including such terms and conditions as are necessary or appropriate under Article VI.

SEC. The Securities and Exchange Commission.

Stock. The shares of Common Stock in the Plan Pool available for issuance pursuant to the valid exercise of a Right or on which the cash value of a Right is to be based.

Tax Withholding Liability. All federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from the transaction required by applicable law to be withheld by the Corporation.

Transfer. The sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, loan, gift, attachment, levy upon, assignment for the benefit of creditors, by operation of law (by will or descent and distribution), transfer by a qualified domestic relations order, a property settlement or maintenance agreement, transfer by result of the bankruptcy laws or otherwise of a share of Stock or of a Right.

Units. The Right of a Unit Recipient to receive a combination of cash and Stock when, as and in the amounts described in Article V.

Unit Agreement. The agreement between the Corporation and Unit Recipient with respect to the award of Units to the Unit Recipient, including such terms and conditions as are necessary or appropriate under Article V.

1933 Act. The Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1934 Act. The Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

ARTICLE II

GENERAL

Section 2.1. Purpose.

The purposes of this Plan are to encourage and motivate selected key employees to contribute to the successful performance of the Corporation and its Subsidiaries and the growth of the market value of the Corporation’s Common Stock; to achieve a unity of purpose between such employees and shareholders by providing ownership opportunities, and, when viewed in conjunction with potential benefit plans for members of the Board and the Boards of Directors of some or all of the Subsidiaries, to achieve a unity of purpose between such employees and directors in the achievement of the Corporation’s primary long term performance objectives; and to retain such employees by rewarding them with potentially tax-advantageous future compensation. These objectives will be promoted through the granting of Rights to designated Eligible Employees pursuant to the terms of this Plan.

Section 2.2. Administration.

(a)	The Plan shall be administered by the Committee. Subject to the provisions of SEC Rule 16b-3(d), the Committee may designate any officers or employees of the Corporation or any Subsidiary to assist in the administration of the Plan, to execute documents on behalf of the Committee and to perform such other ministerial duties as may be delegated to them by the Committee.

(b)	Subject to the provisions of the Plan, the determinations and the interpretation and construction of any provision of the Plan by the Committee shall be recommended to the Board for approval, and when so approved by the Board shall be final and conclusive upon persons affected thereby. By way of illustration and not of limitation, the Committee shall have the discretion, subject to the approval by the Board,

(i)	to construe and interpret the Plan and all Rights granted hereunder and to determine the terms and provisions (and amendments thereof) of the Rights granted under the Plan (which need not be identical);

(ii)	to define the terms used in the Plan and in the Rights granted hereunder;

(iii)	to prescribe, amend and rescind the rules and regulations relating to the Plan;

(iv)	to determine the Eligible Employees to whom and the time or times at which such Rights shall be granted, the number of shares of Stock, as and when applicable, to be subject to each Right, the exercise price or, other relevant purchase price or value pertaining to a Right, and the determination of leaves of absence which may be granted to Eligible Employees without constituting a termination of their employment for the purposes of the Plan; and

(v)	to make all other determinations and interpretations necessary or advisable for the administration of the Plan.

(c)	Notwithstanding the foregoing, or any other provision of this Plan, the Committee will have no authority to determine any matters, or exercise any discretion, to the extent that the power to make such determinations or to exercise such discretion would cause the loss of exemption under SEC Rule 16b-3 of any grant or award hereunder.

(d)	It shall be in the discretion of the Committee, subject to approval by the Board, to grant Options to purchase shares of Stock which qualify as ISOs under the Code or which will be given tax treatment as Non-Qualified Options. Any Options granted which fail to satisfy the requirements for ISOs shall become Non-Qualified Options.

(e)	The intent of the Corporation is to effect the Registration. In such event, the Corporation shall make available to Eligible Employees receiving Rights and/or shares of Stock in connection therewith all disclosure documents required under such federal and state laws. If such Registration shall not occur, the Committee shall be responsible for supplying the recipient of a Right and/or shares of Stock in connection therewith with such information about the Corporation as is contemplated by the federal and state securities laws in connection with exemptions from the registration requirements of such laws, as well as providing the recipient of a Right with the opportunity to ask questions and receive answers concerning the Corporation and the terms and conditions of the Rights granted under this Plan. In addition, if such Registration shall not occur, the Committee shall be responsible, subject to approval by the Board, for determining the maximum number of Eligible Employees and the suitability of particular persons to be Eligible Employees in order to comply with applicable federal and state securities statutes and regulations governing such exemptions.

(f)	In determining the Eligible Employees to whom Rights may be granted and the number of shares of Stock to be covered by each Right, the Committee and the Board shall take into account the nature of the services rendered by such Eligible Employees, their present and potential contributions to the success of the Corporation and/or a Subsidiary and such other factors as the Committee and the Board shall deem relevant. An Eligible Employee who has been granted a Right under this Plan may be granted an additional Right or Rights under this Plan if the Committee and the Board shall so determine. If pursuant to the terms of this Plan, or otherwise in connection with this Plan, it is necessary that the percentage of stock ownership of an Eligible Employee be determined, the ownership attribution provisions set forth in Section 424(d) of the Code shall be controlling.

(g)	The granting of Rights pursuant to this Plan is in the exclusive discretion of the Board, and until the Board acts, no individual shall have any rights under this Plan. The terms of this Plan shall be interpreted in accordance with this intent.

Section 2.3. Stock Available For Rights.

(a)	Shares of the Stock shall be subject to, or underlying, grants of Options, Restricted Stock, SARs and Units under this Plan. The total number of shares of Stock for which, or with respect to which, Rights may be granted (including the number of shares of Stock in respect of which SARs and Units may be granted) under this Plan shall be those designated in the Plan Pool. In the event that a Right granted under this Plan to any Eligible Employee expires or is terminated unexercised as to any shares of Stock covered thereby, such shares thereafter shall be deemed available in the Plan Pool for the granting of Rights under this Plan; provided, however, if the expiration or termination date of a Right is beyond the term of existence of this Plan as described in Section 7.3, then any shares of Stock covered by unexercised or terminated Rights shall not reactivate the existence of this Plan and therefore shall not be available for additional grants of Rights under this Plan.

(b)

In the event the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, combination or reclassification appropriate proportionate adjustments will be made in: (i) the aggregate number and/or kind of shares of Stock in the Plan Pool that may be issued pursuant to the exercise of, or that are underlying, Rights granted hereunder; (ii) the exercise or other purchase price or value pertaining to, and the number and/or kind of shares of Stock called for with respect to, or underlying, each outstanding Right granted hereunder; and (iii) other rights and matters determined on a per share basis under this Plan or any Rights Agreement. Any such adjustments will be made only by the Committee, subject to approval by the Board, and when so approved will be effective, conclusive and binding for all purposes with respect to this Plan and all Rights then outstanding. No such adjustments will be required by reason of (i) the issuance or sale by the Corporation for cash of additional shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock, or (ii) the issuance of shares of Common Stock in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Corporation or any Subsidiary in connection therewith.

(c)	The grant of a Right pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

(d)	No fractional shares of Stock shall be issued under this Plan for any adjustment under Section 2.3(b).

Section 2.4. Severable Provisions.

The Corporation intends that the provisions of each of Articles III, IV, V and VI, in each case together with Articles I, II and VII, shall each be deemed to be effective on an independent basis, and that if one or more of such Articles, or the operative provisions thereof, shall be deemed invalid, void or voidable, the remainder of such Articles shall continue in full force and effect.

ARTICLE III

OPTIONS

Section 3.1. Grant of Options.

(a)	The Company may grant Options to Eligible Employees as provided in this Article III. Options will be deemed granted pursuant to this Article III only upon (i) authorization by the Committee, (ii) the approval of such grant by the Board, and (iii) the execution and delivery of an Option Agreement by the Eligible Employee optionee (“the “Optionee”) and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon authorization of such grant by the Committee. The aggregate number of shares of Stock potentially acquirable under all Options granted shall not exceed the total number of shares of Stock remaining in the Plan Pool, less all shares of Stock potentially acquired under, or underlying, all other Rights outstanding under this Plan.

(b)	Subject to approval by the Board, the Committee shall designate Options at the time a grant is authorized as either ISOs or Non-Qualified Options. In accordance with Section 422 (d) of the Code, the aggregate Fair Market Value (determined as of the date an ISO is granted) of the shares of Stock as to which an ISO may first become exercisable by an Optionee in a particular calendar year (pursuant to Article III and all other plans of the Company and/or its Subsidiaries) may not exceed $100,000 (the “$100,000 Limitation”). If an Optionee is granted Options in excess of the $100,000 Limitation, or if such Options otherwise become exercisable with respect to a number of shares of Stock which would exceed the $100,000 Limitation, such excess Options shall be Non-Qualified Options.

Section 3.2. Exercise Price.

(a)

Subject to approval by the Board, the initial exercise price of each Option granted under this Plan (the “Exercise Price”) shall be determined by the Committee in its discretion; provided, however, that the

Exercise Price of an ISO shall not be less than (i) the Fair Market Value of the Common Stock on the date of grant of the Option, in the case of any Eligible Employee who does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of the capital stock of the Company (within the meaning of Section 422 (b) (6) of the Code), or (ii) one hundred ten percent (110%) of such Fair Market Value in the case of any Eligible Employee who owns stock in excess of such amount.

(b)	Subject to the approval of the Board and the provisions of Section 3.2(a) (as to the establishment of the Exercise Price of an Option on the date of grant), the Committee may establish that the Exercise Price of an Option shall be adjusted upward or downward, on a quarterly basis, based upon the market value performance of the Common Stock in comparison with the aggregate market value performance of one or more indices composed of publicly-traded financial institutions and financial institution holding companies deemed by the Committee to be similar (in terms of asset size, capitalization, trading volumes and other factors deemed relevant by the Committee) to the Corporation (an “Index” and the “Indices”); provided, however, that the Exercise Price of an ISO shall not be adjustable if, under the Code, such adjustable Exercise Price would disqualify the ISO as an ISO. The Committee may utilize Indices published by third parties and/or may construct one or more Indices meeting the characteristics described above.

The Indices utilized will be recalculated quarterly, including in such quarterly recalculation such adjustments for stock splits, reverse stock splits and stock dividends of the companies in the indices and of the Company as are appropriate. Each such Index shall include no fewer than fifteen (15) publicly-traded financial institutions and financial institution holding companies. If more than one Index is utilized by the Committee, it may give such weighting to each Index utilized as the Committee may determine in its sole discretion, consistent with the provisions of this Article III

Section 3.3. Terms and Conditions of Options.

(a)	All Options must be granted within ten (10) years of the Effective Date.

(b)	The Committee, subject to the approval by the Board, may grant ISOs and Non-Qualifed Options, either separately or jointly, to an Eligible Employee.

(c)	Each grant of Options shall be evidenced by an Option Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article III.

(d)	At the discretion of the Committee, an Optionee, as a condition to the granting of an Option, must execute and deliver to the Company a confidential information agreement approved by the Committee.

(e)	Nothing contained in Article III, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Article III will confer upon any Optionee any right with respect to the continuation of his or her status as an employee of the Company or any of its Subsidiaries.

(f)	Except as otherwise provided herein, each Option Agreement may specify the period or periods of time within which each Option or portion thereof will first become exercisable (the “Vesting Period”) with respect to the total number of shares of Stock acquirable thereunder. Such Vesting Periods will be fixed by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion; provided, however, that the Vesting Period for any portion of each ISO shall be at least one year (1) from the date such Option was granted.

(g)	Not less than one hundred (100) shares of Stock may be purchased at any one time through the exercise of an Option unless the number purchased is the total number at that time purchasable under all Options granted to the Optionee.

(h)	An Optionee shall have no rights as a shareholder of the Company with respect to any shares of Stock covered by Options granted to the Optionee until payment in full of the Exercise Price by such Optionee for the shares being purchased. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock is fully paid for, except as provided in Sections 2.3(b) and 3.2(b).

(i)	All shares of Stock obtained pursuant to an Option which qualifies as an ISO shall be held in escrow for a period which ends on the later of (i) two (2) years from the date of the granting of the ISO or (ii) one (1) year after the issuance of such shares pursuant to the exercise of the ISO. Such shares of Stock shall be held by the Company or its designee. The Optionee who has exercised the ISO shall have all rights of a shareholder, including, but not limited to, the rights to vote, receive dividends and sell such shares. The sole purpose of the escrow is to inform the Company of a disqualifying disposition of the shares of Stock acquired within the meaning of Section 422 of the Code, and it shall be administered solely for this purpose.

(j)	Additionally and notwithstanding any other provisions of this Article III, no shares of Stock obtained pursuant to an Option may be Transferred until at least six (6) months and one (1) day shall have elapsed since the date such Option was granted.

Section 3.4. Exercise of Options.

(a)	An Optionee must be an Eligible Employee at all times from the date of grant until the exercise of the Options granted, except as provided in Section 3.5(b).

(b)	An Option may be exercised to the extent exercisable (i) by giving written notice of exercise to the Company, specifying the number of full shares of Stock to be purchased and, if applicable, accompanied by full payment of the Exercise Price thereof and the amount of the Tax Withholding Liability pursuant to Section 3.4(c) below; and (ii) by giving assurances satisfactory to the Company that the shares of Stock to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such shares in violation of the 1933 Act; provided, however, that in the event the prior occurrence of the Registration or in the event resale of such Stock without such Registration would otherwise be permissible, this second condition will be inoperative if, in the opinion of counsel for the Company, such condition is not required under the 1933 Act or any other applicable law, regulation or rule of any governmental agency.

(c)	As a condition to the issuance of the shares of Stock upon full or partial exercise of a Non-Qualified Option, the Optionee will pay to the Company in cash, or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability required in connection with such exercise.

(d)	The Exercise Price of an Option shall be payable to the Company either (i) in United States dollars, in cash or by check, or money order payable to the order of the Company, or (ii) at the discretion of the Committee and the Board, through the delivery of shares of the Stock owned by the Optionee (including, if the Committee so permits, a portion of the shares of Stock as to which the Option is then being exercised) with a Fair Market Value as of the date of delivery equal to the Exercise Price, or (iii) at the discretion of the Committee and the Board, by a combination of (i) and (ii) above. No shares of Stock shall be delivered until full payment has been made.

Section 3.5. Term and Termination of Option.

(a)

Subject to approval by the Board, the Committee shall determine, and each Option Agreement shall state, the expiration date or dates of each Option, but such expiration date shall be not later than ten

(10) years after the date such Option was granted (the “Option Period”). In the event an ISO is granted to a 10% Shareholder, the expiration date or dates of each Option Period shall be not later than five (5) years after the date such Option is granted. Subject to approval by the Board, the Committee may extend the expiration date or dates of an Option Period of any Non-Qualified Option after such date was originally set; provided, however such expiration date may not exceed the maximum expiration date described in this Section 3.5(a).

(b)	To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the provisions of Section 3.5(a), each ISO will terminate upon the earlier of: (i) ninety (90) days after the date that the Optionee ceases to be an Eligible Employee for any reason, other than by reason of Death, Disability, or a Just Cause Termination; (ii) twelve (12) months after the date that the Optionee ceases to be an Eligible Employee by reason of Disability; or (iii) immediately as of the date that the Optionee ceases to be an Eligible Employee by reason of a Just Cause Termination. The Committee may, subject to approval by the Board, specify other events that will result in the termination of an ISO (including, without limitation, termination of employment by reason of Death). In the case of Non-Qualified Options, the Committee shall have discretion, subject to approval by the Board, to specify what, if any, events will terminate the Option prior to the expiration of the Option Period.

Section 3.6. Change in Control Transaction.

At any time prior to the date of consummation of a Change in Control Transaction, the Committee may, in its absolute discretion, determine that all or any part of the Options theretofore granted under this Article III shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Change in Control Transaction (except as otherwise provided in Article II hereof, and except to the extent that such acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code). Any Option that has not been fully exercised before the date of consummation of the Change in Control Transaction shall terminate on such date, unless a provision has been made in writing in connection with such transaction for the assumption of all Options theretofore granted, or the substitution for such Options of options to acquire the voting stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Options theretofore granted shall continue in the manner and under the terms so provided.

Section 3.7. Restrictions On Transfer.

An Option granted under Article III may not be Transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee to whom it was granted, may be exercised only by such Optionee.

Section 3.8. Stock Certificates.

Certificates representing the Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate the provisions hereof. The Company may place a “stop transfer” order against such shares of Stock until all restrictions and conditions set forth in this Article III, the applicable Option Agreement, and in the legends referred to in this Section 3.8 have been complied with.

Section 3.9. Amendment and Discontinuance.

The Board may amend, suspend or discontinue the provisions of this Article III at any time or from time to time; provided that no action of the Board will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Board specifically declares such action to be made for that purpose; and, provided, further, that no such action may, without the approval of the shareholders of the Company, materially increase

(other than by reason of an adjustment pursuant to Section 2.3(b) hereof) the maximum aggregate number of shares of Stock in the Plan Pool, materially increase the benefits accruing to Eligible Employees or materially modify eligibility requirements for participation under this Article III. Moreover, no such action may alter or impair any Option previously granted under this Article III without the consent of the applicable Optionee.

Section 3.10. Compliance with Rule 16b-3.

With respect to persons subject to Section 16 of the 1934 Act, transactions under this Article III are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Article III or action by the Board or the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee and the Board.

ARTICLE IV

RESTRICTED STOCK GRANTS

Section 4.1 Grants of Restricted Stock.

(a)	The Company may issue Restricted Stock to Eligible Employees as provided in this Article IV. Restricted Stock will be deemed issued only upon (i) authorization by the Committee, (ii) approval by the Board, and (iii) the execution and delivery of a Restricted Stock Grant Agreement by the Eligible Employee to whom such Restricted Stock is to be issued (the “Holder”) and a duly authorized officer of the Company. Restricted Stock will not be deemed to have been issued merely upon authorization by the Committee.

(b)	Each issuance of Restricted Stock pursuant to this Article IV will be evidenced by a Restricted Stock Grant Agreement between the Company and the Holder in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article IV. Each Restricted Stock Grant Agreement will specify the purchase price per share, if any, paid by the Holder for the Restricted Stock, such amount to be fixed by the Committee and the Board.

(c)	Without limiting the foregoing, each Restricted Stock Grant Agreement shall set forth the terms and conditions of any forfeiture provisions regarding the Restricted Stock, (including any provisions for accelerated vesting in the event of a Change in Control Transaction) as determined by the Committee and the Board.

(d)	At the discretion of the Committee, the Holder, as a condition to such issuance, may be required (i) to execute and deliver to the Company a confidential information agreement approved by the Committee, and/or (ii) to pay to the Corporation in cash, or in such other form as the Committee may determine in its discretion, the amount of the Corporation’s Tax Withholding Liability required in connection with such issuance.

(e)	Nothing contained in this Article IV, any Restricted Stock Grant Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Article IV will confer upon any holder any right with respect to the continuation of his or her status as an employee of the Company or any of its Subsidiaries.

Section 4.2. Restrictions on Transfer of Restricted Stock.

(a)

Shares of Restricted Stock acquired by a Holder may be Transferred only in accordance with the specific limitations on the Transfer of Restricted Stock imposed by applicable state or federal securities laws or set forth below, and subject to certain undertakings of the transferee set forth in Section 4.2(c). All Transfers of Restricted Stock not meeting the conditions set forth in this Section 4.2(a) are expressly prohibited.

(b)	Any prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this Section 4.2(b), and/or exercise any other legal or equitable remedy.

(c)	Any Transfer of Restricted Stock that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure the Company’s rights under a Restricted Stock Grant Agreement and this Article IV are adequately protected with respect to the Restricted Stock so Transferred. Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of this Plan applicable to Restricted Stock and of the applicable Restricted Stock Grant Agreement, as if the transferee were the original Holder of such Restricted Stock.

(d)	To facilitate the enforcement of the restrictions on Transfer set forth in this Article IV, the Committee may, at its discretion, require the Holder of shares of Restricted Stock to deliver the certificate(s) for such shares with a stock power executed in blank by the Holder and the Holder’s spouse, to the Secretary of the Company or his or her designee, and the Company may hold said certificate(s) and stock power(s) in escrow and take all such actions as are necessary to insure that all Transfers and/or releases are made in accordance with the terms of this Plan. The certificates may be held in escrow so long as the shares of Restricted Stock whose ownership they evidence are subject to any restriction on Transfer under this Article IV or under a Restricted Stock Grant Agreement. Each Holder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Article IV, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Grant Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

Section 4.3. Compliance with Law.

Notwithstanding any other provision of this Article IV, Restricted Stock may be issued pursuant to this Article IV only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition. The Company may include shares of Restricted Stock in a Registration, but will not be required to register or qualify Restricted Stock with the SEC or any state agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Employee would be issued Restricted Stock hereunder prior to such issuance.

Section 4.4. Stock Certificates.

Certificates representing the Restricted Stock issued pursuant to this Article IV will bear all legends required by law and necessary to effectuate the provisions hereof. The Company may place a “stop transfer” order against shares of Restricted Stock until all restrictions and conditions set forth in this Article IV, the applicable Restricted Stock Grant Agreement and the legends referred to in this Section 4.4 have been complied with.

Section 4.5. Market Standoff.

To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Holder of any shares of Restricted Stock will Transfer any such shares not included in such underwriting, or not previously registered in a Registration, during the one hundred twenty (120) day period following the effective date of the registration statement filed with the SEC under the 1933 Act in connection with such offering.

Section 4.6. Amendment and Discontinuance.

The Board may amend, suspend or discontinue this Article IV at any time or from time to time; provided, that no such action of the Board shall alter or impair any rights previously granted to Holders under this Article IV without the consent of such affected Holders; and provided, further, that no such action may, without the approval of the Company’s shareholders, materially increase (other than by reason of an adjustment pursuant to Section 2.3(b) hereof) the maximum aggregate number of shares of Stock in the Plan Pool, materially increase the benefits accruing to Eligible Employees under this Article IV or materially modify the requirements as to eligibility for participation under this Article IV. Moreover, no such action may alter or impair any Restricted Stock previously granted under this Article IV without the consent of the applicable Holder.

Section 4.7. Compliance with Rule 16b-3.

With respect to persons subject to Section 16 of the 1934 Act, transactions under this Article IV are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Article IV or action by the Board or the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee and the Board.

ARTICLE V

LONG-TERM INCENTIVE COMPENSATION UNITS

Section 5.1. Awards of Units.

(a)	The Company may grant awards of Units to Eligible Employees as provided in this Article V. Units will be deemed granted only upon (i) authorization by the Committee, (ii) approval by the Board, and (iii) the execution and delivery of a Unit Agreement by the Eligible Employee to whom Units are to be granted (a “Unit Recipient”) and an authorized officer of the Company. Units will not be deemed granted merely upon authorization by the Committee. Units may be granted in each of the years 2004 through 2014 in such amounts and to such Unit Recipients as the Committee may determine, subject to approval by the Board and to the limitation in Section 5.2 below.

(b)	Each grant of Units pursuant to this Article V will be evidenced by a Unit Award Agreement between the Company and the Unit Recipient in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article V.

(c)	Except as otherwise provided herein, Units will be distributed only after the end of a performance period of two or more years (“Performance Period”) beginning with the year in which such Units were awarded. The Performance Period shall be set by the Committee and the Board for each year’s awards.

(d)

The percentage of the Units awarded under this Section 5.1 or credited pursuant to Section 5.5 that will be distributed to Unit Recipients shall depend on the levels of financial performance and other performance objectives achieved during each year of the Performance Period; provided, however, that the Committee may, subject to approval of the Board, adopt one or more performance categories or eliminate all performance categories other than financial performance. Financial performance shall be based on the consolidated results of the Company and its Subsidiaries prepared on the same basis as the financial statements published for financial reporting purposes and determined in accordance with Section 5.1(e) below. Other performance categories adopted by the Committee shall be based on measurements of performance as the Committee shall deem appropriate.

(e)	Distributions of Units awarded will be based on the Company’s financial performance with results from other performance categories applied as a factor, not exceeding one (1), against financial results. The annual financial and other performance results will be averaged over the Performance Period and translated into percentage factors according to graduated criteria established by the Committee, subject to approval of the Board, for the entire Performance Period. The resulting percentage factors shall determine the percentage of Units to be distributed. No distributions of Units, based on financial performance and other performance, shall be made if a minimum average percentage of the applicable measurement of performance, to be established by the Committee and approved by the Board, is not achieved for the Performance Period. The performance levels achieved for each Performance Period and percentage of Units to be distributed shall be conclusively determined by the Committee, subject to approval by the Board.

(f)	The percentage of Units awarded which Unit Recipients become entitled to receive based on the levels of performance (including those Units credited under Section 5.5) will be determined as soon as practicable after each Performance Period and are called “Retained Units.”

(g)	As soon as practical after determination of the number of Retained Units, such Retained Units shall be distributed in the form of a combination of shares and cash in the relative percentages as between the two as determined by the Committee, subject to approval by the Board. The Units awarded, but which Unit Recipients do not become entitled to receive, shall be canceled.

(h)	Notwithstanding any other provision in this Article V, the Committee, if it determines that it is necessary or advisable under the circumstances, may, subject to approval by the Board, adopt rules pursuant to which Eligible Employees by virtue of hire, or promotion or upgrade to a higher job grade classification, or special individual circumstances, may be granted the total award of Units or any portion thereof, with respect to one or more Performance Periods that began in prior years and at the time of the awards have not yet been completed.

Section 5.2. Limitations.

The aggregate number of shares of Stock potentially distributable under all Units granted, including those Units credited pursuant to Section 5.5, shall not exceed the total number of shares of Stock remaining in the Plan Pool, less all shares of Stock potentially acquirable under, or underlying, all other Rights outstanding under this Plan.

Section 5.3. Terms and Conditions.

(a)	All awards of Units must be made within ten (10) years of the Effective Date.

(b)	The award of Units shall be evidenced by a Unit Award Agreement in form and substance satisfactory to the Committee in its discretion, consistent with the provisions of this Article V.

(c)	At the discretion of the Committee and the Board, a Unit Recipient, as a condition to the award of Units, may be required to execute and deliver to the Company a confidential information agreement approved by the Committee.

(d)	Nothing contained in this Article V, any Unit Award Agreement or in any other agreement executed in connection with the award of Units under this Article V will confer upon any Unit Recipient any right with respect to the continuation of his or her status as an employee of the Company or any of its Subsidiaries.

(e)	A Unit Recipient shall have no rights as a shareholder of the Company with respect to any Units until the distribution of shares of Stock in connection therewith. No adjustment shall be made in the number of Units for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock is fully paid for, except as provided in Sections 2.3(b) and 5.6(a).

Section 5.4. Special Distribution Rules.

(a)	Except as otherwise provided in this Section 5.4, a Unit Recipient must be an Eligible Employee from the date a Unit is awarded to him or her continuously through and including the date of distribution of such Unit.

(b)	In case of the Death or Disability of a Unit Recipient prior to the end of any Performance Period, the number of Units awarded to the Unit Recipient for such Performance Period shall be reduced pro rata based on the number of months remaining in the Performance Period after the month of Death or Disability. The remaining Units, reduced in the discretion of the Committee and the Board to the percentage indicated by the levels of performance achieved prior to the date of Death or Disability, if any, shall be distributed within a reasonable time after Death or Disability. All other Units awarded to the Unit Recipient for such Performance Period shall be canceled.

(c)	If a Unit Recipient enters into Retirement prior to the end of any Performance Period, the Units awarded to such Unit Recipient under this Article V and not yet distributed shall be prorated to the end of the year in which such Retirement occurs and distributed at the end of the Performance Period based upon the Company’s performance for such period.

(d)	In the event of the termination of the Unit Recipient’s status as an Eligible Employee prior to the end of any Performance Period for any reason other than Death, Disability or Retirement, all Units awarded to the Unit Recipient with respect to any such Performance Period shall be immediately forfeited and canceled.

(e)	Upon a Unit Recipient’s promotion to a higher job grade classification, the Committee and the Board may award to the Unit Recipient the total Units, or any portion thereof, which are associated with the higher job grade classification for the then current Performance Period.

Notwithstanding any other provision of this Plan, the Committee may reduce or eliminate awards to a Unit Recipient who has been demoted to a lower job grade classification, and where circumstances warrant, may permit continued participation, proration or early distribution, or a combination thereof, of awards which would otherwise be canceled.

Section 5.5. Dividend Equivalent Units.

On each record date for dividends on the Common Stock, an amount equal to the dividend payable on one share of Common Stock will be determined and credited (the “Dividend Equivalent Credit”) on the payment date to each Unit Recipient’s account for each Unit which has been awarded to the Unit Recipient and not distributed or canceled. Such amount will be converted within the account to an additional number of Units equal to the number of shares of Common Stock that could be purchased at Fair Market Value on such dividend payment date. These Units will be treated for purposes of this Article V in the same manner as those Units granted pursuant to Section 5.1.

Section 5.6. Adjustments.

(a)	In addition to the provisions of Section 2.3(b), if an extraordinary change occurs during a Performance Period which significantly alters the basis upon which the performance levels were established under Section 5.1 for that Performance Period, to avoid distortion in the operation of this Article V, but subject to Section 5.2, the Committee may, subject to approval by the Board, make adjustments in such performance levels to preserve the incentive features of this Article V, whether before or after the end of the Performance Period, to the extent it deems appropriate in its sole discretion, which adjustments shall be conclusive and binding upon all parties concerned. Such changes may include, without limitation, adoption of, or changes in, accounting practices, tax laws and regulatory or other laws or regulations; economic changes not in the ordinary course of business cycles; or compliance with judicial decrees or other legal authorities.

(b)	At any time prior to the date of consummation of a Change in Control Transaction, the Committee may, subject to approval by the Board, determine that all or any part of the Units theretofore awarded under this Article V shall become immediately distributable (reduced pro rata based on the number of months remaining in the Performance Period after the consummation of the Change in Control Transaction) and may thereafter be distributed at any time before the date of consummation of the Change in Control Transaction (except as otherwise provided in Article II hereof, and except to the extent that such acceleration of distribution would result in an “excess parachute payment” within the meaning of Section 280G of the Code). Any Units that have not been distributed before the date of consummation of Change in Control Transaction shall terminate on such date, unless a provision has been made in writing in connection with such transaction for the assumption of all awards of Units theretofore made, or the substitution for such units of awards of compensation units having comparable characteristics under a long term incentive award plan of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments, in which event the awards of Units theretofore made shall continue in the manner and under the terms so provided.

Section 5.7. Other Conditions.

(a)	No person shall have any claim to be granted an award of Units under this Article V and there is no obligation for uniformity of treatment of Eligible Employees or Unit Recipients under this Article IV.

(b)	The Company shall have the right to deduct from any distribution or payment in cash under this Article V, and the Unit Recipient or other person receiving shares of Stock under this Article V shall be required to pay to the Company, any Tax Withholding Liability. The number of shares of Stock to be distributed to any individual Unit Recipient may be reduced by the number of shares of Stock, the Fair Market Value of which on the Distribution Date (as defined in Section 5.7(d) below) is equivalent to the cash necessary to pay any Tax Withholding Liability, where the cash to be distributed is not sufficient to pay such Tax Withholding Liability, or the Unit Recipient may deliver to the Company cash sufficient to pay such Tax Withholding Liability.

(c)	Any distribution of shares of Stock under this Article V may be delayed until the requirements of any applicable laws or regulations, and any stock exchange or NASDAQ-NMS requirements, are satisfied. The shares of Stock distributed under this Article V shall be subject to such restrictions and conditions on disposition as counsel for the Company shall determine to be desirable or necessary under applicable law.

(d)	For the purpose of distribution of Units in cash, the value of a Unit shall be the Fair Market Value on the Distribution Date. Except as otherwise determined by the Committee, the “Distribution Date” shall be March 15th in the year of distribution (or the first business day thereafter), except that in the case of special distributions the Distribution Date shall be the first business day of the month in which the Committee and the Board determine the amount and form of the distribution.

(e)	Notwithstanding any other provision of this Article V, no Dividend Equivalent Credits shall be made and no distributions of Units shall be made if at the time a Dividend Equivalent Credit or distribution would otherwise have been made:

(i)	The regular quarterly dividend on the Common Stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of capital stock of the Corporation:

(ii)	The rate of dividends on the Common Stock is lower than at the time the Units to which the Dividend Equivalent Credit relates were awarded, adjusted for any change of the type referred to in Section 2.3(b).

(iii)	Estimated consolidated net income of the Corporation for the twelve month period preceding the month the Dividend Equivalent Credit or distribution would otherwise have been made is less than the sum of the amount of the Dividend Equivalent Credits and Units eligible for distribution under this Article V in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of Common Stock; or

(iv)	The Dividend Equivalent Credit or distribution would result in a default in any agreement by which the Corporation is bound.

(f)	In the event net income available under Section 5.7(e) above for Dividend Equivalent Credits and awards eligible for distribution under this Article V is sufficient to cover part but not all of such amounts, the following order shall be applied in making payments: (i) Dividend Equivalent Credits, and then (ii) Units eligible for distribution under this Article V.

Section 5.8. Designation of Beneficiaries.

A Unit Recipient may designate a beneficiary or beneficiaries to receive all or part of the Stock and/or cash to be distributed to the Unit Recipient under this Article V in case of Death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Unit Recipient at any time. A designation or revocation shall be on a form to be provided for that purpose and shall be signed by the Unit Recipient and delivered to the Corporation prior to the Unit Recipient’s Death. In case of the Unit Recipient’s Death, any amounts to be distributed to the Unit Recipient under this Article V with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Article V to the designated beneficiary or beneficiaries. The amount distributable to a Unit Recipient upon Death and not subject to such a designation shall be distributed to the Unit recipient estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Article V, the amount in question may be paid to the estate of the Unit Recipient, in which event the Corporation shall have no further liability to anyone with respect to such amount.

Section 5.9. Restrictions On Transfer.

Units granted under Article V may not be Transferred, except as provided in Section 5.8, and, during the lifetime of the Unit Recipient to whom it was awarded, cash and stock receivable with respect to Units may be received only by such Unit Recipient.

Section 5.10. Amendment and Discontinuance.

No award of Units may be granted under this Article V after December 31, 2013. The Board may amend, suspend or discontinue the provisions of this Article V at any time or from time to time, provided, that no such action may, without the approval of the shareholders of the Corporation, materially increase (other than by reason of an adjustment pursuant to Section 2.3(b) hereof) the maximum number of shares of Stock in the Plan Pool, materially increase the benefits accruing to Eligible Employees under this Article V or materially modify the eligibility requirements for participation under this Article V.

Section 5.11. Compliance with Rule 16b-3.

With respect to persons subject to Section 16 of the 1934 Act, transactions under this Article V are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Article V or action by the Board or the Committee fails so to comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee and the Board.

ARTICLE VI

STOCK APPRECIATION RIGHTS

Section 6.1. Grants of SARs.

(a)	The Corporation may grant SARs under this Article VI. SARs will be deemed granted only upon (i) authorization by the Committee, (ii) approval by the Board, and (iii) the execution and delivery of a SAR Agreement by the Eligible Employee to whom the SARs are to be granted (the “SAR Recipient”) and a duly authorized officer of the Corporation. SARs will not be deemed granted merely upon authorization by the Committee. The aggregate number of shares of Stock which shall underlie SARs granted hereunder shall not exceed the total number of shares of Stock remaining in the Plan Pool, less all shares of Stock potentially acquirable under or underlying all other Rights outstanding under this Plan.

(b)	Each grant of SARs pursuant to this Article VI shall be evidenced by a SAR Agreement between the Corporation and the SAR Recipient, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Article VI.

Section 6.2. Terms and Conditions of SARs.

(a)	All SARs must be granted within ten (10) years of the Effective Date.

(b)	Each SAR issued pursuant to this Article VI shall have an initial base value (the “Base Value”) equal to the Fair Market Value of a share of Common Stock on the date of issuance of the SAR.

(c)	Subject to the approval of the Board and to the provisions of Section 6.2(b) (as to the establishment of the initial Base Value of a SAR), the Committee may establish that the Base Value of a SAR shall be adjusted, upward or downward, on a quarterly basis, based upon the market value performance of the Common Stock in comparison with the aggregate market value performance of the Index or Indices utilized under Section 3.2(b).

(d)	At the discretion of the Committee and the Board, a SAR Recipient, as a condition to the granting of a SAR, must execute and deliver to the Corporation a confidential information agreement approved by the Committee.

(e)	Nothing contained in this Article VI, any SAR Agreement or in any other agreement executed in connection with the granting of a SAR under this Article VI will confer upon any SAR Recipient any right with respect to the continuation of his or her status as an employee of the Corporation or any of its Subsidiaries.

(f)	Except as otherwise provided herein, each SAR Agreement may specify the period or periods of time within which each SAR or portion thereof will first become exercisable (the “SAR Vesting Period”). Such SAR Vesting Periods will be fixed by the Committee, subject to approval by the Board, and may be accelerated or shortened by the Committee, subject to approval by the Board.

(g)	SARs relating to no less than one hundred (100) shares of Stock may be exercised at any one time unless the number exercised is the total number at that time exercisable under all SARs granted to the SAR Recipient.

(h)	A SAR Recipient shall have no rights as a shareholder of the Corporation with respect to any shares of Stock underlying such SAR. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock is fully paid for, except as provided in Sections 2.3(b) and 6.2(c).

Section 6.3. Restrictions On Transfer of SARs.

SARs granted under this Article VI may not be Transferred, except as provided in Section 6.7, and during the lifetime of the SAR Recipient to whom it was granted, may be exercised only by such SAR Recipient.

Section 6.4. Exercise of SARs.

(a)	A SAR Recipient (or his or her executors or administrators, or heirs or legatees) shall exercise a SAR by giving written notice of such exercise to the Corporation. SARs may be exercised only upon the completion of the SAR Vesting Period, if any, applicable to such SAR (the date such notice is received by the Corporation being referred to herein as the “SAR Exercise Date”).

(b)	Within ten (10) business days of the SAR Exercise Date applicable to a SAR exercised in accordance with Section 6.4(a), the SAR Recipient shall be paid in cash the difference between the Base Value of such SAR (as adjusted, if applicable under Section 6.2(c), as of the most recently preceding quarterly period) and the Fair Market Value of the Common Stock as of the SAR Exercise Date, as such difference is reduced by the Company’s Tax Withholding Liability arising from such exercise.

Section 6.5. Termination of SARs.

Subject to approval by the Board, the Committee shall determine, and each SAR Agreement shall state, the expiration date or dates of each SAR, but such expiration date shall be not later than ten (10) years after the date such SAR is granted (the “SAR Period”). Subject to approval by the Board, the Committee may extend the expiration date or dates of a SAR Period after such date was originally set; provided, however, such expiration date may not exceed the maximum expiration date described in this Section 6.5(a).

Section 6.6. Change in Control Transaction.

At any time prior to the date or consummation of a Change in Control Transaction, the Committee may, in its absolute discretion, determine that all or any part of the SARs theretofore granted under this Article VI shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Change in Control Transaction (except as otherwise provided in Article II hereof, and except to the extent that such acceleration of exercisability would result in an excess parachute payment within the meaning of Section 280G of the Code). Any SAR that has not been fully exercised before the date of consummation of the Change in Control Transaction shall terminate on such date, unless a provision has been made in writing in connection with such transaction for the assumption of all SARs theretofore granted, or the substitution for such SARs of grants of stock appreciation rights having comparable characteristics under a stock appreciation rights plan of a successor employer corporation or bank, or a parent or a subsidiary thereof, with appropriate adjustments, in which event the SARs theretofore granted shall continue in the manner and under the terms so provided.

Section 6.7. Designation of Beneficiaries.

A SAR Recipient may designate a beneficiary or beneficiaries to receive all or part of the cash to be paid to the SAR Recipient under this Article VI in case of Death. A designation of beneficiary may be replaced by a new designation or may be revoked by the SAR Recipient at any time. A designation or revocation shall be on a form to be provided for that purpose and shall be signed by the SAR Recipient and delivered to the Corporation prior to the SAR Recipient’s Death. In case of the SAR Recipient’s Death, the amounts to be distributed to the SAR Recipient under this Article VI with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Article VI to the designated beneficiary or beneficiaries. The amount distributable to a SAR Recipient upon Death and not subject to such a designation shall be distributed to the SAR Recipient’s estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Article VI, the amount in question may be paid to the estate of the SAR Recipient in which event the Corporation shall have no further liability to anyone with respect to such amount.

Section 6.8. Amendment and Discontinuance.

The Board may amend, suspend or discontinue the provisions of this Article VI at any time or from time to time provided that no action of the Board may, without the approval of the shareholders of the Corporation materially increase (other than by reason of an adjustment pursuant to Section 2.3(b) hereof) the maximum aggregate number of shares of Stock in the Plan Pool, materially increase the benefits accruing to Eligible Employees or materially modify eligibility requirements for participation under this Article VI. Moreover, no such action may alter or impair any SAR previously granted under this Article VI without the consent of the applicable SAR Recipient.

Section 6.9. Compliance With Rule 16b-3.

With respect to persons subject to Section 16 of the 1934 Act, transactions under this Article VI are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of this Article VI or action by the Board or the Committee fails so to comply, it shall be deemed null and void, is the extent permitted by law and deemed advisable by the Committee and the Board.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Application of Funds.

The proceeds received by the Corporation from the sale of Stock pursuant to the exercise of Rights will be used for general corporate purposes.

Section 7.2. No Obligation to Exercise Right.

The granting of a Right shall impose no obligation upon the recipient to exercise such Right.

Section 7.3. Term of Plan.

Except as otherwise specifically provide herein, Rights may be granted pursuant to this Plan from time to time within ten (10) years from the Effective Date.

Section 7.4. Captions and Headings; Gender and Number.

Captions and paragraph headings used herein are for convenience only, do not modify or affect the meaning of any provision herein, are not a part of, and shall not serve as a basis for, interpretation or construction of this Plan. As used herein, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

Section 7.5. Expenses of Administration of Plan.

All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation or by one or more Subsidiaries. The Corporation shall also indemnify, defend and hold each member of the Committee and the Board harmless against all claims, expenses and liabilities arising out of or related to the exercise of the powers of the Committee and the Board and the discharge of the duties of the Committee and the Board hereunder.

Section 7.6. Governing Law.

Without regard to the principles of conflicts of laws the laws of the State of Georgia shall govern and control the validity, interpretation, performance and enforcement of this Plan.

Section 7.7. Inspection of Plan.

A copy of this Plan, and any amendments thereto, shall be maintained by the Secretary of the Corporation and shall be shown to any proper person making inquiry about it.

APPENDIX C

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Financial Data” and our Consolidated Financial Statements and the related notes included elsewhere in this report.

Overview

Security Bank Corporation was incorporated on February 10, 1994 for the purpose of becoming a bank holding company. We are subject to extensive federal and state banking laws and regulations, including the Bank Holding Company Act of 1956 and the bank holding company laws of Georgia. We own three subsidiary banks—Security Bank of Bibb County, Security Bank of Houston County and Security Bank of Jones County. We also own Fairfield Financial Services, Inc., an operating subsidiary of Security Bank of Bibb County. Our subsidiaries are also subject to various federal and state banking laws and regulations.

Like most financial institutions, our profitability depends largely upon net interest income, which is the difference between the interest received on earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Our results of operations are also affected by our provision for loan losses; non-interest expenses, such as salaries, employee benefits, and occupancy expenses; and non-interest income, such as mortgage loan fees and service charges on deposit accounts.

Economic conditions, competition and federal monetary and fiscal policies also affect financial institutions. For example, 2003 was characterized by steady low interest rates intended to stabilize the economy and stimulate industrial economic growth. Lending activities are also influenced by regional and local economic factors, such as housing supply and demand, competition among lenders, customer preferences and levels of personal income and savings in our primary market area.

Our balanced growth continued during 2003, with increases in assets, deposits, shareholders’ equity, earnings per share and returns on average assets and equity. The following chart shows our growth in these areas from December 31, 2002 to December 31, 2003:

	(Dollars in millions, except per share amounts)
	December 31, 2003	December 31, 2002	Percent Increase
Diluted earnings per share	$1.92	$1.52	26.3%
Total assets	$911.3	$581.3	56.8%
Loans	$709.1	$474.4	49.5%
Investment securities	$102.8	$53.9	90.7%
Deposits	$743.3	$440.6	68.7%
Shareholders’ equity	$75.8	$39.5	91.2%
Return on average assets	1.16%	1.03%	12.6%
Return on average equity	14.27%	14.11%	1.1%

A significant portion of our asset and deposit growth during 2003 resulted from our May 29, 2003 acquisition of Security Bank of Jones County. The acquisition accounted for a $142.4 million increase in total loans, a $60.8 million increase in our investment portfolio and a $211.0 million increase in deposits. This increase in loan volume, together with an additional $92.3 million in loans generated by our other subsidiaries as a result of strong demand in a low interest rate environment, contributed to an increase in net income of $8.6 million for 2003. The volume increase also offset declining average asset yields resulting from the low rate environment.

Our acquisition of Security Bank of Jones County also bolstered our deposit base, accounting for almost 70% of our increase in deposits for 2003. The remaining portion of the increase resulted from marketing efforts aimed at increasing local low-cost deposits and funding requirements driven by our loan growth. We sometimes met these funding needs with out-of-market deposits, which often carried a lower cost than local market deposits as a result of competitive pricing.

Although our investment portfolio increased significantly during 2003, $60.8 million was attributable to the acquisition of Security Bank of Jones County. Excluding the impact of the acquisition, the portfolio decreased by $5.8 million. This reflects our emphasis on loan growth as our primary means of generating interest-earning assets and, to a lesser extent, maturity and call activity in our investment securities resulting from the lower interest rate environment during 2003. Although our investment portfolio declined, excluding the impact of the Security Bank of Jones County acquisition, our overall liquidity level improved as Security Bank of Jones County had a larger percentage of its assets invested in investment securities.

Fairfield Financial also contributed significantly to our results of operations for 2003. Fairfield Financial closed over $424 million in residential mortgage closings during 2003 and posted approximately $3.3 million in net income. Approximately 61% of its 2003 gross revenue was a product of its traditional residential mortgage origination business, with the remaining 39% being derived from its interim real estate and real estate development lending activities. We anticipate a significant decline in mortgage production volumes and revenues during 2004, but believe it will be offset to a significant extent by a decline in direct variable costs associated with our mortgage origination division, together with an increase in revenues from the interim lending division.

The following table illustrates our selected key financial data for each of the past five years.

SELECTED FIVE YEAR FINANCIAL DATA

(Dollars in thousands, except per share data and number of shares)

	Years Ended December 31,
INCOME STATEMENT:	2003	2002	2001	2000	1999
Interest Income	$42,894	$32,920	$33,608	$27,035	$20,402
Interest Expense	12,912	12,110	16,586	13,106	8,427

Net Interest Income	29,982	20,810	17,022	13,929	11,975
Provision for Loan Losses	2,859	2,603	1,912	1,292	736
Other Income	17,303	13,146	11,147	5,354	3,072
Other Expense	30,841	23,022	19,397	12,655	9,537

Income Before Tax	13,585	8,331	6,860	5,336	4,774
Income Taxes	4,938	3,065	2,518	1,857	1,529

Net Income	$8,647	$5,266	$4,342	$3,479	$3,245

PER SHARE:
Earnings Per Common Share:
Basic	$1.98	$1.55	$1.29	$1.04	$0.97
Diluted	1.92	1.52	1.29	1.03	0.96
Cash Dividends Paid	0.40	0.35	0.31	0.28	0.26
Weighted Average Shares	4,362,638	3,389,610	3,372,969	3,354,145	3,340,624

RATIOS:
Return on Average Assets	1.16%	1.03%	1.00%	1.09%	1.27%
Return on Average Equity	14.27%	14.11%	13.05%	12.01%	12.08%
Dividend Payout Ratio	20.20%	22.58%	24.03%	26.92%	26.80%
Average Equity to Average Assets	8.12%	7.27%	7.63%	9.06%	10.52%
Net Interest Margin	4.40%	4.38%	4.24%	4.78%	5.21%

BALANCE SHEET:
(At end of period)
Assets	$911,269	$581,319	$504,762	$410,230	$283,483
Investment Securities (a)	102,855	53,905	51,041	51,498	45,087
Loans Held for Sale	11,448	35,955	40,764	13,215	1,761
Loans, Net of Unearned Income	697,682	438,446	378,542	305,264	205,668
Reserve for Loan Losses	9,407	5,480	4,099	3,003	2,327
Deposits	743,301	440,595	375,065	311,577	237,418
Borrowed Funds	85,986	96,310	90,418	64,057	15,824
Shareholders’ Equity	75,809	39,548	34,777	31,071	27,472
Shares Outstanding	5,024,300	3,398,317	3,372,969	3,372,969	3,340,624

(a)	Investment Securities include FHLB Stock (in thousands): 2003—$3,935; 2002—$3,614; 2001—$3,533; 2000—$2,464; and 1999—$755

Critical Accounting Policies

The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses (ALL), goodwill and stock-based compensation have been critical to the determination of our financial position and results of operations.

Allowance for Loan Losses (ALL)

Our management assesses the adequacy of the ALL prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions: (1) an allocated amount representative of specifically identified credit exposure and exposures that are readily predictable by historical or comparative experience; and, (2) an unallocated amount representative of inherent loss that is not readily identifiable. Even though the ALL is composed of two components, the entire ALL is available to absorb any credit losses.

We establish the allocated amount separately for three tiers:

•	substandard loans with specific allocations based on collateral exposure,

•	loans based on five different credit ratings (watch list, other assets specifically mentioned, substandard, doubtful and loss) with allocations based on historical losses per rating category, and

•	the rest of the loan portfolio with allocations based on historical losses in the total portfolio.

We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. We then assign each risk-rating grade a loss ratio, which is determined based on the experience of management, discussions with banking regulators and our independent loan review process.

The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. The unallocated amount represents estimated inherent credit losses which may exist, but have not yet been identified, as of the balance sheet date. In estimating the unallocated amount, we apply two stress factors. The first stress factor consists of economic factors including such matters as changes in the local or national economy, the depth or experience in the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. The second stress factor is based on the credit grade of the loans in our unsecured loan portfolio. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.

We then test the resulting ALL balance by comparing the balance in the ALL with historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and makes a conclusion regarding the appropriateness of the balance of the ALL in its entirety. The directors’ loan committee reviews the assessments prior to the filing of quarterly and annual financial information.

In assessing the adequacy of the ALL, we also rely on an ongoing independent loan review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management, the input of our independent loan reviewer, who is not an employee of ours, and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process.

Stock-Based Compensation

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation, management has elected to expense the fair value of stock options. We utilize the Black-Scholes model in determining the fair value of the stock options. The model takes into account certain estimated factors such as the expected life of the stock option and the volatility of the stock. The expected life of the stock option is a function of the vesting period of the grant, the average length of time similar grants have remained outstanding, and the expected volatility of the underlying stock. Volatility is a measure of the amount by which a price has fluctuated or is expected to fluctuate during a period.

Goodwill

Effective January 1, 2002, the Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets was adopted. In accordance with this statement, goodwill and intangible assets deemed to have indefinite lives no longer are being amortized but will be subject to impairment tests in accordance with the pronouncement. Other intangible assets, primarily core deposits, will continue to be amortized over their estimated useful lives. In 2002, the required impairment testing of goodwill was performed and no impairment existed as of the valuation date, as the fair value of our net assets exceeded their carrying value. If for any future period we determine that there has been impairment in the carrying value of our goodwill balances, we will record a charge to our earnings, which could have a material adverse effect on our net income.

Results of Operations For The Years Ended December 31, 2003, 2002 and 2001

Our net income was $8.6 million, $5.3 million, and $4.3 million for the years 2003, 2002, and 2001, respectively. Our 2003 earnings were up by 64.2% over net income of 2002, and the 2002 earnings showed a 21.3% increase over net income from 2001. Diluted earnings per share (“EPS”) amounted to $1.92 in 2003, $1.52 in 2002, and $1.29 in 2001. The $1.92 EPS in 2003 was up $0.40 per share over 2002 results for an increase of 26.3%. The $1.52 EPS in 2002 was up $0.23 per share over 2001 results for an increase of 17.8%. Our return on average equity (“ROE”) of 14.27% in 2003 is a 16 basis-point improvement over our 2002 ROE of 14.11% in 2002. The 14.11% ROE in 2002 exhibited a 106 basis-point improvement over a 2001 ROE of 13.05%.

The following tables provide recaps of the dollar and percentage changes we have experienced in our income statements, balances sheets and key ratios in recent years.

RECAP OF CHANGES IN INCOME STATEMENT & KEY RATIOS

(Dollars in thousands, except per share data and number of shares)

	Years Ended December 31,
INCOME STATEMENT:	2003	2002	$ Change 2003 vs 2002	% Change 2003 vs 2002	2001	$ Change 2002 vs 2001		% Change 2002 vs 2001
Interest Income	$42,894	$32,920	$9,974	30.30%	$33,608	-$	688	-2.00%
Interest Expense	12,912	12,110	802	6.62%	16,586		-4,476	-27.00%

Net Interest Income	29,982	20,810	9,172	44.07%	17,022		3,788	22.30%
Provision for Loan Losses	2,859	2,603	256	9.83%	1,912		691	36.10%
Other Income	17,303	13,146	4,157	31.62%	11,147		1,999	17.90%
Other Expense	30,841	23,022	7,819	33.96%	19,397		3,625	18.70%

Income Before Tax	13,585	8,331	5,254	63.07%	6,860		1,471	21.40%
Income Taxes	4,938	3,065	1,873	61.11%	2,518		547	21.70%

Net Income	$8,647	$5,266	$3,381	64.20%	$4,342		$924	21.30%

PER SHARE:
Earnings Per Common Share:
Basic	$1.98	$1.55	$0.43	27.74%	$1.29		$0.26	20.16%
Diluted	1.92	1.52	0.40	26.32%	1.29		$0.23	17.83%
Cash Dividends Paid	0.40	0.35	0.05	14.29%	0.31		$0.04	13.00%
Weighted Avg Shares (Basic)	4,362,638	3,389,610	973,028	28.71%	3,372,969		16,641	0.50%
Weighted Avg Shares (Diluted)	4,496,921	3,456,246	1,040,675	30.11%	3,376,051		80,195	2.40%

RATIOS:
Return on Average Assets	1.16%	1.03%	0.13%	12.62%	1.00%		0.03%	3.00%
Return on Average Equity	14.27%	14.11%	0.16%	1.13%	13.05%		1.06%	8.10%
Dividend Payout Ratio	20.20%	22.58%	-2.38%	-10.54%	24.03%		-1.45%	6.03%
Avg Equity to Avg Assets	8.12%	7.27%	0.85%	11.69%	7.63%		-0.36%	-4.72%
Net Interest Margin	4.40%	4.38%	0.02%	0.46%	4.24%		0.14%	3.30%

Net Interest Income

Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the principal source of our earnings. Our average net interest rate margin, on a taxable equivalent basis, was 4.40% in 2003, 4.38% in 2002, and 4.24% in 2001. Net interest income before tax equivalency adjustments in 2003 amounted to $30.0 million, up 44.1% from $20.8 million in 2002. The 2002 net interest income was up 22.3% from $17.0 million posted in 2001.

The following table presents a recap of interest income, adjusted to a tax-equivalent basis, interest expense and the resulting average net interest rate margins for the past three years.

NET INTEREST INCOME

(In Thousands)

	Years Ended December 31
	2003	2002	2001
Interest Income	$42,895	$32,920	$33,609
Taxable Equivalent Adjustment	302	211	198

Interest Income (1)	43,197	33,131	33,807
Interest Expense	12,912	12,110	16,586

Net Interest Income (1)	$30,285	$21,021	$17,221

	Years Ended December 31
	2003	2002	2001
	(As a % of Average Earning Assets)
Interest Income (1)	6.27%	6.91%	8.32%
Interest Expense	1.87%	2.53%	4.08%

Net Interest Rate Margin (1)	4.40%	4.38%	4.24%

(1)	Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax-exempt securities to a fully taxable basis.
(2)	Average Earning Assets used in ratios as follows (in thousands): 2003-$689,109; 2002-$479,541; and 2001-$406,405.

2003 compared to 2002:

Net Interest Income. Net interest income on a tax-equivalent basis for the year ended December 31, 2003 increased $9.2 million to $30.2 million from $21.0 million during the year ended December 31, 2002. This increase was attributable to the increase of $10.1 million in interest income during the year ended December 31, 2003 compared to the year ended December 31, 2002. The net interest rate spread increased 16 basis points from 3.96% for the year ended December 31, 2002 to 4.12% for the year ended December 31, 2003, and the net interest rate margin increased 2 basis points from 4.38% to 4.40% during the same period.

The increase in both the net interest rate spread and net interest rate margin reflected an 80 basis-point decline in the average cost of interest-bearing liabilities as a result of a shift in the composition of interest-bearing liabilities. The shift occurred between borrowings, local CDs or wholesale CDs depending on the interest rate at the time of funding needs. Additionally, as a result of the strategy we used to price borrowings, borrowing costs declined during the year ended December 31, 2003 compared to the year ended December 31, 2002 due to the average cost of borrowed funds declining 28 basis points during the period During the year ended December 31, 2003 compared to the year ended December 31, 2002, the average balance of deposits, including non-interest-bearing checking accounts, increased a total of $189.6 million. Of this increase, $67.5 million was attributable to ongoing deposit marketing promotions to bring in low cost deposits, and $122.1 million was attributable to our acquisition of Security Bank of Jones County.

Excluding the impact of our acquisition of Security Bank of Jones County, net interest income for the year ended December 31, 2003 increased $3.3 million. This increase was attributable to a decline of $1.4 million in interest expense that was offset by an increase of $1.9 million in interest income during the year ended December 31, 2003 compared to the year ended December 31, 2002. The net interest rate spread increased 11 basis points from 3.96% for the year ended December 31, 2002 to 4.07% for the year ended December 31, 2003.

Interest Income. Interest income on a tax-equivalent basis was $43.2 million during the year ended December 31, 2003, an increase of $10.1 million from $33.1 million during the year ended December 31, 2002. Interest income on loans and investment securities increased $9.4 million and $700,000, respectively, during the year ended December 31, 2003 compared to the year ended December 31, 2002.

The increase in interest income on loans during the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily attributable to an increase in average balance of $174.8 million, of which $86.4 million was attributable to our acquisition of Security Bank of Jones County. Excluding the impact of the additional loans from Security Bank of Jones County, the existing loan portfolio declined 66 basis points in average yield during the year ended December 31, 2003 as compared to the year ended December 31, 2002.

Interest income on investment securities increased $700,000 as a result of an increase of $34.0 million in average balance during the year ended December 31, 2003 compared to the year ended December 31, 2002, which was partially offset by a reduction of 155 basis points in the average yield on these securities during the same period.

Excluding the impact of our acquisition of Security Bank of Jones County, the investment securities decreased $5.8 million in average balance during 2003. This decline was due to our general policy to emphasize growth in loans as its primary interest-earning asset, and de-emphasize its investment portfolios, while loan origination demand is strong. The decline in average balance also reflects maturity and call activity experienced on these securities as a result of the lower interest rate environment during 2003. The decline in average yield reflects the decline in interest rates during 2003, as higher coupon securities were called from the portfolio.

Overall, the yield on interest-earning assets declined 64 basis points from 6.91% during the year ended December 31, 2002 to 6.27% during the year ended December 31, 2003.

Interest Expense. Interest expense increased $0.8 million, to $12.9 million, during the year ended December 31, 2003, from $12.1 million during the year ended December 31, 2002. The increase in interest expense resulted primarily from an increase of $338,000 in interest expense on deposits. The average cost of interest-bearing deposits, the largest component of interest expense, declined by 91 basis points and the average balance increased by $171.7 million, resulting in an increase in interest expense of $464,000 during the year ended December 31, 2003 compared to the year ended December 31, 2002. Excluding the impact of the interest-bearing deposits resulting from our acquisition of Security Bank of Jones County, average balances increased $59.4 million and average yield declined 89 basis points resulting in a decrease of interest expense of $1.8 million for the year ended December 31, 2003 compared to the year ended December 31, 2002. Of the $59.4 million increase in average balances, interest bearing accounts increased $10.8 million, money market accounts increased $11.8 million and savings accounts increased $1.6 million, all as a result of our increased marketing efforts to bring in low cost deposits. Brokered CDs increased $18.2 million, wholesale CDs increased $84.6 million, and traditional CDs decreased $68.5 million, which resulted from our shift to low cost, out of market deposits.

The increase in interest expense also resulted from a $500,000 increase in borrowed funds, which further resulted from increases of $19.0 million in the average balance of borrowed funds and 24 basis points in the average cost of borrowed funds during the year ended December 31, 2003 compared to the year ended December 31, 2002. The increase in borrowed funds consists primarily of $18.6 million in subordinated debentures relating to our offering of trust preferred securities.

2002 compared to 2001:

Tax-equivalent net interest income increased by $3.8 million from 2001 to 2002, spurred mainly by strong growth trends in the loan portfolio. The average net interest margin increased by 14 basis points, from 4.24% in 2001 to 4.38% in 2002. In spite of continued gradual decline in the external rate environment, we were able to manage and improve the spread through effective use of external debt and non-core deposits, coupled with renewed marketing efforts to grow local low-cost core deposits. On the asset side of the balance sheet, average yields on our loan portfolio declined significantly by 146 basis points from 8.57% in 2001 to 7.11% in 2002. However, average loan balances for 2002 increased by $69.6 million, or 19.3% over 2001. The primary growth came in real estate construction loans, commercial loans, and balances in mortgage loans held for sale. The acquisition of Fairfield Financial in July 2000 added a strong lending team in production offices in profitable loan markets throughout the State of Georgia. Low interest rates in 2002 gave us another favorable year for mortgage activity and refinancing volumes. Mortgage lending is very cyclical in nature and reliant on mortgage interest rates. Yields on the investment portfolio decreased by 90 basis points from 6.51% to 5.61% through repricings of matured and called bonds. The average balances invested in bonds increased slightly, from $42.7 million in 2001 to $44.3 million in 2002. The overall yield on earning assets on a tax-equivalent basis for 2002 was 6.91%, a decrease of 141 basis points from 8.32% in 2001.

The overall cost of interest-bearing funds averaged 2.95% in 2002, down a substantial 189 basis points from 4.84% in 2001 for the reasons cited above. Average interest rates on all interest-bearing deposits for 2002 were 2.95%, a 199 basis-point drop from 4.94% in 2001. Deposit balances increased on average by $61.7 million, or 18.4% from 2001 to 2002. A portion of this increase came from non-core brokered certificates of deposits, but local core deposit growth was strong as well. A faltering stock market, combined with terrorist attacks in September 2001, encouraged many consumer and business depositors to seek the safety of the banking system. Balances continued to grow in spite of the declining rate environment. Reliance on alternate non-core funding sources became more prevalent in 2002 and 2001 as management sought ways to meet liquidity demands for lending activities. Average balances in various borrowed funds rose from $63.7 million in 2001 to $76.2 million in 2002, an increase of 19.6%. Rates on external borrowings became more attractive, averaging 2.98% in 2002 versus 4.42 in 2001. Additionally, we obtained $18.0 million in trust preferred securities in December 2002, which added liquidity and supplied relatively inexpensive capital to support our growth. The funding mix in 2001 averaged 84.0% from deposits and 16% from borrowed money. The funding mix changed in 2002 to be 83.9% from deposits and 16.1% from external borrowings.

Interest Rates and Interest Differential

The following tables set forth our average balance sheets, interest and yield information on a taxable equivalent basis for the years ended December 31, 2003, 2002, and 2001.

AVERAGE BALANCE SHEETS, INTEREST AND YIELDS

(Tax equivalent basis, in thousands)

	Year Ended December 31, 2003			Year Ended December 31, 2002			Year Ended December 31, 2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS:
Loans, Net of Unearned Income: (a) (b)
Taxable	$574,706	$38,328	6.67%	$408,627	$29,282	7.17%	$341,995	$29,721	8.69%
Tax Exempt (c)	0	0	0	0	0	0	0	0	0
Loans Held for Sale	29,518	1,611	5.46	20,857	1,261	6.04	17,878	1,134	6.34

Net Loans	604,224	39,939	6.61	429,484	30,543	7.11	359,873	30,855	8.57

Investment Securities: (d)
Taxable	65,001	2,296	3.53	35,605	1,867	5.24	34,869	2,199	6.31
Tax Exempt (c)	13,341	888	6.66	8,703	620	7.13	7,846	582	7.41

Total Investment Securities	78,342	3,184	4.06	44,308	2,487	5.61	42,715	2,781	6.51

Interest Earning Deposits	1,115	10	0.90	630	15	2.39	972	28	2.9
Federal Funds Sold	5,428	64	1.18	5,119	86	1.68	2,845	143	5.05

Total Interest Earning Assets	689,109	43,197	6.27	479,541	33,131	6.91	406,405	33,807	8.32

Non-Earning Assets	57,521			33,847			29,509

Total Assets	$746,630			$513,388			$435,914

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest Bearing Demand Deposits	$58,498	$263	0.45%	$37,606	$252	0.67%	$30,338	$383	1.26%
Money Market Accounts	71,802	743	1.03	43,270	676	1.56	35,167	1,085	3.09
Savings Deposits	14,166	88	0.62	8,990	67	0.75	7,207	87	1.21
Time Deposits of $100,000 or More	117,634	2,683	2.28	83,860	3,154	3.76	66,384	4,173	6.29
Other Time Deposits	243,554	6,527	2.68	160,267	5,691	3.55	139,805	8,041	5.75

Total Interest Bearing Deposits	505,654	10,304	2.04	333,993	9,840	2.95	278,901	13,769	4.94

Federal Funds Purchased and Repurchase Agreements Sold	10,272	105	1.02	10,724	161	1.5	10,498	381	3.63
Other Borrowed Money & FHLB	84,290	2,499	2.96	64,434	2,102	3.24	52,270	2,417	4.62
Demand Note U.S. Treasury	553	4	0.72	1,005	7	0.72	972	19	1.93

Total Borrowed Funds	95,115	2,608	2.74	76,163	2,270	2.98	63,740	2,817	4.42

Total Interest Bearing Funding	600,769	12,912	2.15	410,156	12,110	2.95	342,641	16,586	4.84

Non-Int. Bearing Demand Deposits	80,472			62,575			55,960
Other Liabilities	4,808			3,339			4,032
Shareholders’ Equity	60,581			37,318			33,281

Total Liabilities & Shareholders’ Equity	$746,630			$513,388			$435,914

Interest Rate Spread			4.12%			3.96%			3.48%

Net Interest Income		30,285			21,021			17,221

Net Interest Margin			4.40%			4.38%			4.24%

Notes to Table of Average Balance Sheets, Interest and Yields:

(a)	Interest income includes loan fees as follows (in thousands): 2003-$2,586; 2002-$1,506; and 2001-$1,307.
(b)	Average loans are shown net of unearned income. Nonaccrual loans are included.
(c)	Reflects taxable equivalent adjustments using the statutory income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis. The taxable equivalent adjustment included above amounts to $302 for 2003; $211 for 2002, and $198 for 2001. (in thousands)
(d)	Investment securities are stated at amortized or accreted cost.

The following table provides a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the year 2003 compared to the year 2002 and for the year 2002 compared to the year 2001.

RATE / VOLUME ANALYSIS

(In thousands)

	For the Years Ended December 31
	2003 Compared to 2002				2002 Compared to 2001
	Change Due To (a)				Change Due To (a)
	Volume	Rate		Net Change	Volume	Rate		Net Change
INTEREST EARNED ON:
Taxable Loans, Net	$11,908	-$	2,862	$9,046	$5,790	-$	6,229	-$	439
Tax Exempt Loans (b)	0		0	0	0		0		0
Loans Held for Sale	523		-173	350	189		-62		127
Taxable Investment Securities	1,540		-1,111	429	46		-378		-332
Tax exempt Investment Securities (b)	331		-63	268	64		-26		38
Interest Earning Deposits	12		-17	-5	-10		-3		-13
Federal Funds Sold	5		-27	-22	115		-172		-57

Total Interest Income	14,319		-4,253	10,066	6,194		-6,870		-676

INTEREST PAID ON:
Interest Bearing Demand Deposits	140		-129	11	92		-223		-131
Money Market Accounts	445		-378	67	250		-659		-409
Savings Deposits	39		-18	21	22		-42		-20
Time Deposits of $100,000 or More	1,270		-1,741	-471	1,099		-2,118		-1,019
Other Time Deposits	2,957		-2,121	836	1,177		-3,527		-2,350
Federal Funds Purchased and Repurchase Agreements Sold	-7		-49	-56	8		-228		-220
FHLB & Other Borrowings	643		-246	397	562		-877		-315
Demand Note U.S. Treasury	-3		0	-3	1		-13		-12

Total Interest Expense	5,484		-4,682	802	3,211		-7,687		-4,476

Net Interest Income	$8,835		$429	$9,264	$2,983		$817		$3,800

(a)	The change in interest due to both rate and volume has been allocated to the rate component.
(b)	Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis.

Provision for Loan Losses

The general nature of lending results in periodic charge-offs, in spite of our continuous loan review process, credit standards, and internal controls. During 2003 and 2002, we also factored into our provision for loan losses a subjective assessment of the economic downturn’s effect on the cash flow of some of our borrowers. We expensed $2.860 million in 2003, $2.602 in 2002, and $1.912 million in 2001 for loan loss provisions. The growth in the provision expense for 2003 was due primarily to growth in our outstanding loans (excluding the impact of the Security Bank of Jones County) of $83.9 million and to expense net charge-offs. Amounts of net loans charged off during recent years are reasonable by industry standards. We incurred net charge-offs of $1.82 million during 2003, compared to $1.22 million during 2002 and $816,000 during 2001. Our net charge-offs as a percentage of average loans outstanding have been consistent at 0.30% in 2003, 0.28% in 2002, and 0.23% in 2001. The reserve for loan losses on December 31, 2003 stood at 1.33% of outstanding net loans and loans held for sale, up from 1.16% and 0.98% at December 31, 2002 and 2001. Security Bank of Jones County’s reserve at the date of our acquisition in May 2003 was over 1.6% of loans, which accounted for the increase in the level of reserve for loan losses as a percentage of average loans over the December 31, 2002 level.

Non-interest Income

Non-interest income of $17.3 million in 2003 represented a 31.6% increase, or $4.2 million from $13.1 million recorded in 2002. Excluding the additional income in 2003 from Security Bank of Jones County, non-interest income increased $3.7 million, or 28.2% over 2002. Mortgage loan fees, which constitute 61.4% of non-interest income continue to be the largest component of non-interest income, generating $10.6 million for 2003, up from $8.6 million collected in 2002 as Fairfield Financial continued to capitalize on the favorable interest rate environment. The second largest component of non-interest income is service charges on deposit accounts which constituted 29.1% of non-interest income during 2003. During 2003, service charges increased $1.6 million from $3.4 million to $5.0 million. Excluding Security Bank of Jones County, service charges increased $1.2 million to $4.6 million in 2003 from $3.4 million in 2002. Service charges on deposit accounts, which are primarily fees generated from our courtesy overdraft protection product, accounted for $3.01 million, or 60.2% of all service charges. The courtesy overdraft product completed its second full year in 2003, but its growth was enhanced by the success of the high-performance checking program. Corporate analysis fees are the second largest service charge which represented $725,000, or 14.4%, of total service charges.

Non-interest income of $13.1 million in 2002 represented a 17.9% increase, or $2.0 million, from $11.1 million recorded in 2001. Mortgage loan fees were the largest component of non-interest income, generating $8.6 million for 2002, up from $7.4 million collected in 2001 as Fairfield Financial capitalized on the favorable interest rate environment. Service charges on deposit accounts increased 31.3%, from $2.6 million in 2001 to $3.4 million in 2002, primarily in fees generated from our courtesy overdraft product for protection from bounced checks and volume increases in service charge paying customers.

Non-interest Expense

Non-interest expense was $30.8 million for the year 2003, up 34.0% from $23.0 million in 2002. This rate of increase is directly related to the 46.5% growth that we experienced in the average balance of interest-bearing funding accounts from 2002 to 2003. Excluding Security Bank of Jones County, non-interest expense was $27.8 million for 2003, up 20.8% from $23.0 million in 2002.

Total salaries and benefits increased by $4.5 million, or 33.4%. Of this increase, $500,000 is attributable to the de novo banking office in Brunswick, Georgia; $948,000 is attributable to increased mortgage commissions; and $1.2 million is attributable to the addition of Security Bank of Jones County for the seven-month period in 2003 which followed the effective date of our acquisition of Security Bank of Jones County. The balance of the increase is due to normal salary and benefit increases due to merit increases and new hires. Management anticipates a reduction in revenues from the residential mortgage origination division of Fairfield in 2004 as result of a less favorable refinance market. This reduction in revenues will also result in a decrease in mortgage commissions paid, which is the largest variable expense associated with Fairfield Financial’s origination division. In 2003, costs that vary directly with mortgage production levels were approximately 42% of mortgage revenues. Other residential mortgage lending costs more closely resemble semi-variable costs and may also result in a decline in costs as production volumes and revenues decline. Our 2004 Business Plan anticipates a significant decline in mortgage production volumes and revenues. However, our 2004 Business Plan also anticipates a decline in direct variable costs associated with our mortgage origination division, as well as an increase in revenues from Fairfield Financial’s interim lending division, which we believe will have the combined effect of replacing a significant portion of the anticipated decline in our mortgage origination revenues.

Occupancy costs of $2.9 million grew by 14.9%, or $400,000 over $2.5 million in 2002. The majority of the increase is related to the addition of Security Bank of Jones County, which constitutes $200,000. The remaining increase is due to a full year of bank premises expenses in 2003 for new additions to our corporate offices, which were constructed during 2002.

All other operating overhead increased by $2.9 million, or 42.1%. Security Bank of Jones County contributed $1.0 million to the increase over last year with the remainder due to the full year impact of our newly-completed corporate offices, our de novo banking office in Brunswick, Georgia, and a new core processing system, as well as an increase in marketing costs associated with our increased effort to attract low cost deposits.

Non-interest expense increased $3.6 million to $23.0 million or 18.7% from $19.4 million in 2001. This rate of increase is commensurate with the 17.8% growth that we experienced in the average balance sheet size from 2001 to 2002. We have invested in quality staffing, physical facilities and processing systems as needed to provide foundation supports. Total salaries and benefits increased by $1.6 million, or 13.5%. Occupancy costs grew by only 4.8%, or $116,000. All other operating overhead increased by $1.9 million, or 37.8%, due to expenses associated with a rapidly growing balance sheet in multiple markets throughout Georgia.

Income Tax Expense

Our consolidated federal and state income tax expense increased to $4.9 million in 2003, up from $3.1 million in 2002 and $2.5 million in 2001. The effective tax rate was 36.4%, 36.8%, and 36.7%, in 2003, 2002, and 2001, respectively. Our effective tax rate has historically been at or just below the maximum corporate federal and state income tax rates due to the relatively small percentage of tax-free investments carried on the balance sheet. See Note 7 to our Consolidated Financial Statements for a detailed analysis of income taxes. With the addition of Security Bank of Jones County in 2003, which had a lower effective tax rate, the blended effect reduced our overall effective tax rate.

Quarterly Results of Operations

The following table provides income statement recaps and earnings per share data for each of the four quarters for the years ended December 31, 2003 and 2002.

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Total Year
For The Year 2003	($ in thousands, except per share data)
Interest Income	$12,456	$12,318	$9,788	$8,332	$42,894
Interest Expense	3,360	3,616	3,146	2,790	12,912

Net Interest Income	9,096	8,702	6,642	5,542	29,982
Provision For Loan Losses	730	783	857	489	2,859
Securities Gains (Losses)	0	21	34	0	55
Noninterest Income	4,237	4,401	4,664	3,946	17,248
Noninterest Expense	8,626	8,281	7,390	6,544	30,841

Income Before Income Taxes	3,977	4,060	3,093	2,455	13,585
Provision For Income Taxes	1,436	1,411	1,204	887	4,938

Net Income	$2,541	$2,649	$1,889	$1,568	$8,647

Net Income per Common Share
Basic	0.51	0.53	0.47	0.47	1.98
Diluted	0.49	0.51	0.46	0.46	1.92

	Three Months Ended
	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Total Year
For The Year 2002	($ in thousands, except per share data)
Interest Income	$8,469	$8,376	$8,100	$7,975	$32,920
Interest Expense	2,957	2,969	3,043	3,141	12,110

Net Interest Income	5,512	5,407	5,057	4,834	20,810
Provision For Loan Losses	1,150	403	510	540	2,603
Securities Gains (Losses)	0	0	0	135	135
Noninterest Income	3,590	3,535	2,891	2,995	13,011
Noninterest Expense	6,486	5,904	5,235	5,397	23,022

Income Before Income Taxes	1,466	2,635	2,203	2,027	8,331
Provision For Income Taxes	555	978	834	698	3,065

Net Income	$911	$1,657	$1,369	$1,329	$5,266

Net Income per Common Share
Basic	0.26	0.49	0.41	0.39	1.55
Diluted	0.25	0.48	0.40	0.39	1.52

Distribution of Assets, Liabilities & Shareholders’ Equity

The following table presents condensed average balance sheets for the periods indicated, and the percentages of each of these categories to total average assets for each period.

AVERAGE BALANCE SHEETS

(Amounts in Thousands)

	Years Ended December 31
	2003	%	2002	%	2001	%
ASSETS:
Cash & Due From Banks	$22,255	2.98%	$16,886	3.30%	$14,581	3.34%
Time Deposits-Other Banks	1,115	0.15%	630	0.10%	972	0.22%
Federal Funds Sold	5,428	0.73%	5,119	1.00%	2,845	0.65%
Taxable Investment Securities	65,001	8.70%	35,605	6.93%	34,869	8.00%
Non-Taxable Inv. Securities	13,341	1.79%	8,703	1.70%	7,846	1.80%
Loans, Net of Interest	574,706	76.97%	408,627	79.60%	341,995	78.46%
Loans Held for Sale	29,518	3.95%	20,857	4.10%	17,878	4.10%
Allowance for Loan Losses	-7,489	-1.00%	-4,681	-0.90%	-3,479	-0.80%
Bank Premises & Equipment	15,432	2.07%	12,659	2.50%	10,049	2.31%
Other Real Estate	2,982	0.40%	2,507	0.50%	1,818	0.42%
Intangible Assets	13,943	1.87%	1,693	0.30%	901	0.21%
Other Assets	10,398	1.39%	4,783	0.90%	5,639	1.29%

TOTAL ASSETS	$746,630	100.00%	$513,388	100.00%	$435,914	100.00%

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Non-Interest Bearing	$80,472	10.78%	$62,575	12.19%	$55,960	12.80%
Interest Bearing	505,654	67.73%	333,993	65.05%	278,901	64.00%
Federal Funds Purchased and Repurchase Agreements Sold	10,272	1.38%	10,724	2.09%	10,498	2.40%
FHLB & Other Borrowings	84,290	11.29%	64,434	12.55%	52,270	12.00%
Demand Notes-US Treasury	553	0.07%	1,005	0.20%	972	0.20%
Other Liabilities	4,808	0.64%	3,339	0.65%	4,032	0.93%

Total Liabilities	686,049	91.89%	476,070	92.73%	402,633	92.40%

Common Stock	4,359	0.58%	3,390	0.66%	3,373	0.80%
Surplus	30,494	4.08%	13,196	2.57%	12,967	3.00%
Undivided Profits	25,728	3.45%	20,732	4.04%	16,941	3.90%

Total Shareholders’ Equity	60,581	8.11%	37,318	7.27%	33,281	7.60%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$746,630	100.00%	$513,388	100.00%	$435,914	100.00%

As of December 31, 2003, total assets were $911.3 million, an increase of 56.9% over year-end 2002 levels. Our total loans and loans held for sale, before deducting the reserve for loan losses, grew by $234.7 million to $709.1 million at year-end, an increase of 49.5% over year-end 2002, driven by strong growth in our construction and land development lending portfolio and our acquisition of Security Bank of Jones County. Excluding Security Bank of Jones County, total assets were $705.3 million, an increase of 21.4% over year-end 2002 levels. Total deposits grew $302.7 million, or 68.5%, to $743.3 million, with balanced growth across both transaction and time deposit categories. On an average basis, total assets grew from $513.4 million in 2002 to $746.1 million in 2003 for an increase of 45.3%. Average gross loans grew from $429.5 million in 2002 to $604.2 million in 2003, an increase of 40.7%. Average deposits grew from $396.6 million in 2002 to $586.1 million in 2003, a 47.8% increase.

As of December 31, 2002, total assets were $581.3 million, an increase of 15.1% over year-end 2001 levels. Our total loans and loans held for sale, before deducting the reserve for loan losses, grew by $55.1 million to $474.4 million at year-end, an increase of 13.1% over year-end 2001, driven by strong growth in our construction and land development lending portfolio. Total deposits grew $65.6 million, or 17.5%, to $440.6 million, with balanced growth across both transaction and time deposit categories. On an average basis, total assets grew from $435.9 million in 2001 to $513.4 million in 2002 for an increase of 17.8%. Average gross loans grew from $359.9 million in 2001 to $429.5 million in 2002, an increase of 19.3%. Average deposits grew from $334.9 million in 2001 to $396.6 million in 2002, an 18.4% increase.

Loan Portfolio

Risk Elements – Loan Quality

Nonperforming assets consist of nonaccrual loans, loans restructured due to debtors’ financial difficulties, loans past due 90 days or more as to interest or principal and still accruing, and other real estate owned, which is real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and/or interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past-due loan. Other real estate owned is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.

Nonperforming assets at December 31, 2003 amounted to approximately $8.2 million, or 0.9% of total assets. This compares to approximately $6.3 million in nonperforming assets, or 1.1% of total assets, at December 31, 2002. Nonperforming assets at December 31, 2001 were approximately $6.1 million, or 1.2% of total assets. We acquired $1.6 million of nonperforming assets from Security Bank of Jones County in May 2003, of which $1.4 million remained at December 31, 2003. Excluding these assets, nonperforming assets increased $500,000, or 8.4%, versus December 31, 2002.

The following table sets forth our nonaccrual, restructured and past-due loans, along with other real estate owned at the end of the past five years, and the amount of interest foregone in 2003 on our nonperforming assets.

NONPERFORMING ASSETS

(In thousands)

	December 31,
	2003	2002	2001	2000	1999
Nonperforming loans:
Nonaccrual loans	$4,154	$4,349	$3,133	$1,426	$965
Restructured loans	0	0	0	0	0
Loans 90 days or more past due and still accruing	27	9	295	463	341

Total nonperforming loans	4,181	4,358	3,428	1,889	1,306
Other real estate owned	4,007	1,903	2,705	313	125

Total nonperforming assets	$8,178	$6,261	$6,133	$2,202	$1,431

Nonperforming assets to total loans and other real estate	1.15%	1.31%	1.45%	0.69%	0.69%

Reserve for loan losses to nonperforming loans	224.99%	125.75%	119.57%	158.97%	178.18%

Year ended December 31, 2003:	Nonaccrual	Restructured	Total
Interest at contracted rates (1)	$311	$0	$311
Interest recorded as income	0	0	0

Reduction of interest income during 2003	$311	$0	$311

(1)	Interest income that would have been recorded if the loans had been current in accordance with their original terms.

At December 31, 2003 and December 31, 2002, there were no other loans classified for regulatory purposes as loss or doubtful that are not included in the table above, but there were other loans classified for regulatory purposes as substandard or special mention that are not included in the table above. However, management is aware of no such substandard or special mention loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of the borrowers to comply with the loan repayment terms. We have no loans in our portfolio to borrowers in foreign countries.

Loan concentrations exist when large amounts of money are loaned to multiple borrowers who would be similarly impacted by economic or other conditions. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Middle Georgia and in other Georgia markets where Fairfield Financial operates loan offices. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in these Georgia markets. Other than our geographic concentrations due to our physical location and the loan type concentrations as shown in the above table, we have no other concentrations of loans that exceed 10% of our total loan portfolio as of December 31, 2003.

We have no other interest-bearing assets that would be required to be disclosed as nonperforming assets if they were loans.

Summary of Loan Loss Experience

The following table summarizes loans charged off, recoveries of loans previously charged off and additions to the reserve that have been charged to operating expense for the periods indicated. We have no lease financing or foreign loans.

RESERVE FOR LOAN LOSSES

(In Thousands)

	Years Ended December 31
	2003	2002	2001	2000	1999
Reserve for loan losses at beginning of period	$5,480	$4,099	$3,003	$2,327	$2,070
Security Bank of Jones County Acquisition	2,889	0	0	0	0

Adjusted beginning of period	8,369	4,099	3,003	2,327	2,070

Loans charged off during the period:
Commercial, financial and agricultural	68	881	299	109	131
Real estate-construction	835	0	0	0	0
Real estate-mortgage	699	87	119	0	25
Loans to individuals	654	479	457	576	431

Total loans charged off	2,256	1,447	875	685	587

Recoveries during the period of loans previously charged off:
Commercial, financial and agricultural	136	149	13	2	49
Real estate-construction	3	1	0	0	0
Real estate-mortgage	187	2	0	0	5
Loans to individuals	109	73	46	67	54

Total loans recovered	435	225	59	69	108

Net loans charged off during the period	1,821	1,222	816	616	479

Additions to reserve-provision expense	2,859	2,603	1,912	1,292	736

Reserve for loan losses at end of period	$9,407	$5,480	$4,099	$3,003	$2,327

Reserve for loan losses to period end net loans	1.33%	1.16%	0.98%	0.94%	1.12%

Ratio of net loans charged off during the period to average net loans outstanding during the period	0.30%	0.28%	0.23%	0.25%	0.25%

The reserve for loan losses increased to 1.33% at December 31, 2003 from 1.16% at December 31, 2002. The reasons for the increase in the reserve level were twofold: the relatively higher reserve level at Security Bank of Jones County at the time of the acquisition (approximately 1.6% of loans) and management’s recognition that the loss experience in the acquisition, development and construction portfolio in Fairfield Financial’s interim lending division (which commenced operations in August of 2000) has begun to mimic our historical loss experience as the portfolio has seasoned, since the underwriting process for the Acquisition, Development and Construction (“AD&C”) credits is very similar to our other credits.

The provision for loan losses represents management’s determination of the amount necessary to be transferred to the reserve for loan losses to maintain a level that it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is the policy of our subsidiary banks to provide for exposure to losses principally through an ongoing loan review process. This review process is undertaken to ascertain any probable losses that must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and the loan committees of our subsidiary banks’ boards of directors, and also those of the regulatory agencies that review the loans as part of their regular examination process. During routine examinations of banks, the primary banking regulators may, from time to time, require additions to banks’ provisions for loan losses and reserves for loan losses if the regulators’ credit evaluations differ from those of management.

In addition to ongoing internal loan reviews and risk assessment, management uses other factors to judge the adequacy of the reserve, including current economic conditions, loan loss experience, regulatory guidelines and current levels of non-performing loans. Management believes that the $9,407,421 balance in the reserve for loan losses at December 31, 2003 and the $5,479,508 balance in the reserve for loan losses at December 31, 2002 were adequate to absorb known risks in the loan portfolio at those dates. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

In accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures,” management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded, through a charge to earnings, as an adjustment to the loan loss reserve. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the reserve for loan losses.

An allocation of the reserve for loan losses has been made to provide for the possibility of incurred losses within the various loan categories. The allocation is based primarily on previous charge-off experience adjusted for risk characteristic changes among each category. Additional reserve amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The reserve for loan loss allocation is based on subjective judgment and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. The following table shows a five-year comparison of the allocation of the reserve for loan losses.

ALLOCATION OF RESERVE FOR LOAN LOSSES

(In Thousands)

	December 31
	2003		2002		2001		2000		1999
	Reserve	% *	Reserve	% *	Reserve	% *	Reserve	% *	Reserve	% *
Balance at end of period applicable to:
Commercial, financial and agricultural	$677	9%	$1,184	9%	$689	11%	$495	14%	$332	21%
Real estate-construction	2,860	38%	877	39%	623	32%	315	20%	157	8%
Real estate-mortgage	3,612	48%	1,271	48%	1,311	53%	901	60%	733	62%
Loans to individuals	376	5%	1,052	4%	656	5%	541	7%	524	8%
Unallocated	1,883	—	1,096	—	820	—	751	—	581	—

Total reserve for loan losses	$9,408	100%	$5,480	100%	$4,099	100%	$3,003	100%	$2,327	100%

*	Loan balance in each category expressed as a percentage of total end of period loans.

Investment Portfolio

The investment securities portfolio is another major interest-earning asset and consists of debt and equity securities categorized as either Available for Sale or Held to Maturity. Given our strong loan demand, the investment portfolio is viewed primarily as a source of liquidity, with yield as a secondary consideration. Because the investment portfolio is primarily for liquidity purposes, the investment portfolio has a relatively short effective duration of 1.8 years. The investment portfolio also serves to balance interest rate risk and credit risk related to the loan portfolio.

As of December 31, 2003, our portfolio of bonds and equity investments amounted to $102.9 million, or 11.3% of total assets, compared to $53.9 million, or 9.3% of assets at December 31, 2002. The reason for the increase in the relative size of the investment portfolio was that Security Bank of Jones County had a higher percentage of assets in their investment portfolio than we did at the date of acquisition. The Security Bank of Jones County transaction therefore improved our liquidity levels.

The average tax-equivalent yield on the portfolio was 4.06% for the year 2003 versus 5.61% in 2002 and 6.51% in 2001. The decrease in the average tax-equivalent yield is reflective of the declining market interest rate environment. During 2003, net gains on the sale of securities were $55,483, compared to $135,802 for 2002 and $100,596 for 2001.

At December 31, 2003, the major portfolio components, based on amortized or accreted cost, included 47.1% in bonds of mortgage-backed U.S. government agencies; 31.9% in bonds of other U.S. agency obligations; 16.3% in state, county and municipal bonds; 3.9% in stock of the Federal Home Loan Bank; and 0.81% in U.S. Treasury securities. As of December 31, 2003, the investment portfolio had gross unrealized gains of $1,731,759 and gross unrealized losses of $306,529, for a net unrealized gain of $1,425,230. As of December 31, 2002, the portfolio had a net unrealized gain of $1,449,435. In accordance with SFAS No. 115, shareholders’ equity included net unrealized gains of $886,864 for December 31, 2003 and net unrealized gains of $887,879 for December 31, 2002 recorded on the Available for Sale portfolio, net of deferred tax effects. No trading account has been established by us and none is anticipated.

The following table summarizes the Available for Sale and Held to Maturity investment securities portfolios as of December 31, 2003, 2002, and 2001. Available for Sale securities are shown at fair value, while Held to Maturity securities are shown at amortized or accreted cost. Unrealized gains and losses on securities Available for Sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of shareholders equity.

INVESTMENT SECURITIES

(In Thousands)

	December 31,
	2003	2002	2001
Securities Available for Sale
U. S. Treasury	$859	$2,363	$2,360
U. S. Government Agencies
Mortgage-Backed	48,052	19,653	17,118
Other	32,633	6,216	10,157
State, County & Municipal	15,984	7,963	6,389
FHLB Stock	3,936	3,614	3,533

	$101,464	$39,809	$39,557

Securities Held to Maturity
U. S. Treasury	$0	$0	$0
U. S. Government Agencies
Mortgage-Backed	0	0	0
Other	0	12,697	9,708
State, County & Municipal	1,392	1,399	1,778
FHLB Stock	0	0	0

	$1,392	$14,096	$11,486

Total Investment Securities
U. S. Treasury	$859	$2,363	$2,360
U. S. Government Agencies
Mortgage-Backed	48,052	19,653	17,118
Other	32,633	18,913	19,865
State, County & Municipal	17,376	9,362	8,167
FHLB Stock	3,935	3,614	3,533

	$102,855	$53,905	$51,043

The following table illustrates the contractual maturities and weighted average yields of investment securities Available for Sale held at December 31, 2003. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. No prepayment assumptions have been estimated in the table. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security. The yield on state, county and municipal securities is computed on a tax equivalent basis using a statutory federal income tax rate of 34%. At December 31, 2003, the Company had $1,392,000 carrying value ($1,465,000 of fair value) of State County and Municipal investment securities classified as held to maturity, with an average yield of 7.34% with all securities maturing in the 1-5 year time period.

MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS

(In Thousands)

December 31, 2003
	Available for Sale
	Amortized Cost	Average Yield	Fair Value
U.S. Treasury:
Within 1 Year	$0	0.00%	$0
1 to 5 Years	819	4.88%	859
5 to 10 Years	0	0.00%	0
More Than 10 Years	0	0.00%	0

	$819	4.88%	$859

Mortgage-Backed
Government Agencies:
Within 1 Year	$562	4.08%	$570
1 to 5 Years	26,292	3.82%	26,596
5 to 10 Years	17,801	3.36%	17,721
More Than 10 Years	3,111	4.20%	3,165

	$47,766	3.67%	$48,052

Other U.S. Government Agencies
Within 1 Year	$2,500	5.90%	$2,580
1 to 5 Years	15,974	3.99%	16,211
5 to 10 Years	13,939	3.97%	13,842
More Than 10 Years	0	0.00%	0

	$32,413	4.12%	$32,633

State, County and Municipal:
Within 1 Year	$1,504	5.89%	$1,523
1 to 5 Years	3,696	5.23%	3,906
5 to 10 Years	7,864	5.29%	8,339
More Than 10 Years	2,109	5.15%	2,216

	$15,173	5.32%	$15,984

Other Investments (FHLB & Other):
Within 1 Year	$0	0.00%	$0
1 to 5 Years	0	0.00%	0
5 to 10 Years	0	0.00%	0
More Than 10 Years	3,936	4.38%	3,936

	$3,936	4.38%	$3,936

Total Securities:
Within 1 Year	$4,566	5.67%	$4,673
1 to 5 Years	46,781	4.01%	47,572
5 to 10 Years	39,604	3.96%	39,902
More Than 10 Years	9,156	4.50%	9,317

	$100,107	4.11%	$101,464

As of December 31, 2003 and 2002, we had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded 10% of shareholders’ equity.

Deposits

Deposits are our primary liability and funding source. Total deposits as of December 31, 2003 were $742.5 million, an increase of 68.5% from $440.6 million at December 31, 2002. Average deposits in 2003 were $586.1 million, an increase of 47.8% from $396.6 million, during 2002. Excluding the deposits acquired in our acquisition of Security Bank of Jones County, deposits increased $90.9 million or 20.6% over the balances at December 31, 2002. The average cost of deposits, with non-interest checking accounts factored in, was 1.76% during 2003, down from 2.48% during 2002 and 4.11% for 2001. We seek to set competitive deposit rates in our local markets to retain and grow our market share of deposits in our market area as our principal funding source. On an average basis for the year 2003, 13.7% of our deposits were held in non-interest-bearing checking accounts, 24.7% were in lower yielding interest-bearing transaction and savings accounts, and 61.6% were in time certificates with higher yields. Comparable average deposit mix percentages during 2002 were 15.8%, 22.7% and 61.5%, respectively. The decline in the relative percentage of deposits in non-interest-bearing transaction accounts was due to the relatively lower percentage of non-interest-bearing deposits acquired from Security Bank of Jones County. We hold no deposit funds from foreign depositors. See the discussion on page 28 regarding our liquidity for additional details on the management of our deposit base.

To help generate additional local, low-cost consumer core deposits, we continued a comprehensive marketing program during 2003. The program has been, in our view, extremely successful. For the year ended December 31, 2003, we raised an additional $12.1 million in over 5,300 new checking accounts through the efforts of our High Performance Checking campaign. Since this program was instituted in August 2002, we have doubled our checking account base (excluding the accounts acquired in the Security Bank of Jones County).

The following table reflects average balances of deposit categories for the years 2003, 2002, and 2001.

AVERAGE DEPOSITS

(In Thousands)

	Years Ended December 31
	2003	%	2002	%	2001	%
Non-Interest Bearing Demand Deposits	$80,472	13.73%	$62,575	15.80%	$55,960	16.70%
Interest Bearing Demand Deposits	58,498	9.98%	37,606	9.50%	30,338	9.00%
Money Market Accounts	71,802	12.25%	43,270	10.90%	35,167	10.50%
Savings Deposits	14,166	2.42%	8,990	2.30%	7,207	2.20%
Time Deposits of $100,000 or More	117,634	20.07%	83,860	21.10%	66,384	19.80%
Other Time Deposits	243,554	41.55%	160,267	40.40%	139,805	41.80%

	$586,126	100.00%	$396,568	100.00%	$334,861	100.00%

The following table outlines the maturities of time deposits of $100,000 or more as of December 31, 2003, 2002, and 2001.

MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE

(In Thousands)

	December 31,
As of the End of Period:	2003	2002	2001
3 Months or Less	$35,484	$20,684	$21,152
Over 3 Months through 6 Months	21,070	18,215	14,585
Over 6 Months through 12 Months	76,193	29,572	35,115
Over 12 Months	32,137	12,710	14,670

	$164,884	$81,181	$85,522

Borrowed Funds

Our interest-bearing sources of borrowed funds at December 31, 2003 totaled $86.0 million. The major component was $52.6 million in various advances from the Federal Home Loan Bank of Atlanta (“FHLB”) under two separate programs. Our first program is a Blanket Agreement for Advances and Security Agreement with the FHLB, under which our banks have pledged residential first-mortgage loans and investment securities as collateral to secure available lines of credit totaling $85.4 million, $51.1 of which was outstanding as of December 31, 2003. These advances have maturities in varying amounts through March 2011 and interest rates ranging from 1.15% to 4.55%. Our second FHLB program allows for up to $60.0 million in advances to our banks under a warehouse line secured by our loans held for sale. At December 31, 2003, $1.5 million in borrowings under our warehouse line were outstanding at an interest rate of 1.65%. Total outstanding advances from the FHLB averaged $63.4 million during the year 2003, with an average interest cost of 2.48%. Of the $52.6 million in FHLB advances outstanding at December 31, 2003, $16.3 million, or 31.0%, mature during the year 2004. Another $26.3 million, or 50.0%, mature in 2005, and the remaining $10.0 million, or 19.0%, mature after five years. For the year 2002, FHLB advances averaged $56.3 million with an average interest cost of 3.15%. We have used FHLB borrowings more extensively in the past two years to supplement traditional deposit sources and provide additional funding for higher activity levels in mortgage lending. However, usage of the warehouse line dropped substantially in the fourth quarter of 2003 as the level of refinance activity in residential mortgage lending declined.

We have a line of credit with The Bankers Bank in Atlanta, Georgia totaling $17 million. The line is secured with the common stock of Security Bank of Bibb County (and indirectly the stock of Fairfield Financial as its subsidiary) and Security Bank of Houston County as collateral, and carries a floating interest rate of prime minus 100 basis points. We use the line of credit primarily to provide capital injections as necessary to our subsidiary banks. At December 31, 2003, the outstanding balance on the line of credit was $6.5 million and $-0- at December 31, 2002. The maximum aggregate indebtedness on the line during 2003 was $9 million. The average balance of debt under The Bankers Bank line of credit for the year 2003 was $2.4 million at an average rate of 3.72%. At December 31, 2002, there were no borrowings outstanding on this line with The Bankers Bank. For 2002, the average balance was $7.5 million at a cost of 3.73%.

During the fourth quarter of 2002, we formed a Delaware statutory trust subsidiary whose sole purpose was to issue $18.0 million in trust preferred securities (subordinated debentures) through a pool sponsored by FTN Financial Capital Markets. The proceeds from the offering were used to retire holding company debt and to fund our acquisition of Security Bank of Jones County. The average balances [of the trust preferred securities] were $18.6 million in 2003 at interest rates averaging 4.52% and $600,000 in 2002 at interest rates averaging 4.84%.

The following table outlines our various sources of borrowed funds during the years 2003, 2002 and 2001, the amounts outstanding at year-end, at the maximum point for each component during the three years and on average for each year, and the average interest rate that we paid for each borrowing source. The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any time during each of the calendar years shown.

BORROWED FUNDS

(In Thousands)

	Dec. 31 Balance	Maximum Month-End Balance	Average Balance	Interest Expense	Average Interest Rate
For The Year 2003
Federal Home Loan Bank Advances	$52,587	$75,758	$63,368	$1,572	2.48%
Correspondent Bank Line of Credit	6500	9,000	2,365	88	3.72%
Securities Sold Under Agreements to Repurchase	5,024	5,990	5,200	41	0.79%
Federal Funds Purchased	3,318	20,811	5,072	64	1.26%
Demand Note U.S. Treasury	0	1,046	553	4	0.72%
Subordinated Debentures	18,557	18,557	18,557	839	4.52%

Total Borrowed Funds	$85,986	$131,162	$95,115	$2,608	2.74%

For The Year 2002
Federal Home Loan Bank Advances	$64,500	$71,749	$56,341	$1,776	3.15%
Correspondent Bank Line of Credit	0	9,000	7,464	294	3.94%
Securities Sold Under Agreements to Repurchase	5,521	8,744	6,486	88	1.36%
Federal Funds Purchased	6,458	12,192	4,238	73	1.72%
Demand Note U.S. Treasury	1,274	1,318	1,005	7	0.70%
Subordinated Debentures	18,557	18,557	629	32	4.84%

Total Borrowed Funds	$96,310	$121,560	$76,163	$2,270	2.98%

For The Year 2001
Federal Home Loan Bank Advances	$70,898	$70,898	$48,354	$2,170	4.49%
Correspondent Bank Line of Credit	6,000	6,000	3,866	243	6.29%
Securities Sold Under Agreements to Repurchase	6,681	9,042	6,188	208	3.36%
Federal Funds Purchased	6,562	10,498	4,310	173	4.01%
Demand Note U.S. Treasury	247	1,372	972	19	1.95%
Obligation Under Capital Lease	30	59	50	3	6.00%
Subordinated Debentures	0	0	0	0	0.00%

Total Borrowed Funds	$90,418	$97,869	$63,740	$2,816	4.42%

Capital Resources and Dividends

We place an emphasis on maintaining an adequate capital base to support our activities in a safe manner while at the same time maximizing shareholder returns. We continue to exceed all minimum regulatory capital requirements as shown in the table below. Our equity capital of $75.8 million at December 31, 2003 amounts to 8.3% of total assets, compared to 6.8% at December 31, 2002, and 6.9% at December 31, 2001. On average, the equity capital was 8.1% of assets during 2003, compared to 7.3% for 2002 and 7.6% for 2001. The increase in the capital ratios in 2003 was primarily due to the increase in capital resulting from our acquisition of Security Bank of Jones County.

Since 1999, we have used external debt financing at a correspondent bank as a source for capital infusions to Security Bank of Bibb County. Our lead bank has shown exceptional growth trends due to our Fairfield Financial acquisition in July 2000, coupled with strong core banking growth.

In June 2003, our stock was added to the Russell 2000 Index, recognizing us as one of the largest 3,000 publicly traded companies in the U.S. in terms of market capitalization. Our market capitalization increased from $81.6 million at the end of 2002 to $158.2 million at the end of 2003, an increase of 94%. The increase in market capitalization was primarily due to the issuance of $29.4 million of common stock in the Security Bank of Jones County, as well as an increase of $7.51 per share, or 31.3%, in our common stock price from December 31, 2002 to December 31, 2003.

Principal uses of our capital base in recent years have been:

•	sustaining the capital adequacy of our subsidiaries as they continue to grow at a steady pace;

•	expanding our presence in Middle Georgia with more physical locations and improved delivery systems;

•	expanding into contiguous Houston County through our 1998 acquisition of Security Bank of Houston County and developing a mortgage loan division;

•	acquiring Fairfield Financial to broaden and expand our mortgage services markets with new management talent and more physical locations throughout Georgia;

•	expanding into Jones County through our 2003 acquisition of Security Bank of Jones County;

•	enhancing corporate infrastructure systems to support our multi-bank environment; and

•	opening a de novo branch in Glynn County in 2003.

Potential uses of our capital base could include future acquisitions and de novo branches.

Current regulatory standards require bank holding companies to maintain a minimum risk-based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well-capitalized bank as one that has a Tier 1 leverage ratio of at least 5.0%, a Tier 1 capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10%. As of December 31, 2003, we had a Tier 1 leverage ratio of 7.9%, a Tier 1 capital ratio of 8.9%, and a total risk-based capital ratio of 10.3%, and were therefore “well-capitalized” according to all regulatory guidelines. Maintaining these capital levels is crucial to our growth strategy, because the Federal Reserve Bank of Atlanta has indicated that it will not approve any future acquisition whereby the resulting combined company is not “well-capitalized” at the holding company level.

The following table demonstrates capital ratio calculations as of December 31, 2003 and 2002.

CAPITAL RATIOS

(In Thousands)

	December 31,
As of End of Period:	2003	2002
Tier 1 Capital:
Total Equity Capital	$75,809	$39,548
Less Net Unrealized Gains (Losses) on Available for Sale Securities	886	888
Qualifying Portion of Trust Preferred Securities	16,636	12,253
Less Disallowed Goodwill and Other Intangible Assets	25,014	1,900

Total Tier 1 Capital	66,545	49,013

Tier 2 Capital:
Eligible Portion of Reserve for Loan Losses	8,999	5,479
Qualifying Portion of Trust Preferred Securities	1,364	5,747
Subordinated and Other Qualifying Debt	0	0

Total Tier 2 Capital	10,363	11,226

Total Risk Based Capital	$76,908	$60,239

	Regulatory Requirement:		December 31,
	Minimum	Well Capitalized	2003	2002
Total Risk Based Capital Ratio	8.00%	10.00%	10.33%	12.60%
Tier 1 Capital Ratio	4.00%	6.00%	8.93%	10.25%
Tier 1 Capital to Average Assets	4.00%	5.00%	7.85%	8.94%

Cash dividends of $1,847,129, or $0.40 per weighted average common share, were declared and paid during 2003, up from $1,187,668, or $0.35 per share, during 2002 and $1,045,620, or $0.31 per share, in 2001. The ratios of cash dividends paid to net income for these years were 20.2%, 22.6% and 24.1%, respectively. Since the commencement of cash dividend payments in 1992, our board of directors has consistently declared and paid dividends on a quarterly basis.

On June 1, 1996, a 100% stock split was issued and effected in the form of a dividend, and on September 25, 1997, a 25% stock split was issued and effected in the form of a dividend. Per-share data for all earlier periods was retroactively restated to reflect the additional shares resulting from these stock splits.

As of December 31, 2003, $18.0 million of our trust preferred securities was classified as Tier 1 capital under Federal Reserve Board guidelines. For regulatory purposes, the trust preferred securities represent a minority investment in a consolidated subsidiary, which is currently included in Tier 1 capital, so long as it does not exceed 25% of total Tier 1 capital. Under Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46) and Revised Amendment to FIN 46, however, the trust subsidiary must be deconsolidated for accounting purposes. As a result, the Federal Reserve Board is reconsidering its treatment of trust preferred securities as Tier 1 capital and could determine that a smaller maximum Tier 1 classification percentage is appropriate or disallow such classification altogether. Although we cannot predict the ultimate resolution of this issue, we believe our capital ratios will remain at an adequate level to allow us to continue to be “well capitalized” under applicable banking regulations.

Liquidity

Primarily through the actions of our subsidiary banks, we engage in liquidity management to ensure adequate cash flow for deposit withdrawals, credit commitments and repayments of borrowed funds. Liquidity needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits, the renewal of maturing deposits, and external borrowings. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. To the extent needed to fund loan demand, traditional local deposit funding sources are supplemented by the use of FHLB borrowings, brokered deposits, and other wholesale deposit sources outside our immediate market area, including an Internet-based national CD service. Management has found that most non-relationship oriented retail CDs are interchangeable with wholesale funding sources such as brokered deposits and national market CDs and alternates between these sources depending on the relative cost.

Since we acquired Fairfield Financial in 2000, the high volume and activity of its interim lending activities have required us to have higher levels of sophistication and internal tracking to ensure adequate liquidity across our organization. We have developed more liquidity measurement tools for use on a consolidated basis. We have updated internal policies to monitor the use of various core and non-core funding sources and to balance ready access with risk and cost. Our Asset/Liability Management Committee meets weekly to discuss liquidity-related issues such as loan pipelines, deposit pricing and upcoming deposit maturities, among others. Through various asset/liability management strategies, we maintain a balance among goals of liquidity, safety and earnings potential. Our subsidiary banks monitor internal policies that are consistent with regulatory liquidity guidelines.

The investment portfolio provides a ready means to raise cash if liquidity needs arise. As of December 31, 2003, we held $97.5 million in bonds (excluding FHLB stock) at current market value in our Available for Sale portfolio. We purchase only marketable investment grade bonds. Although a portion of our bond portfolio is encumbered as pledges to secure various public funds deposits, repurchase agreements, and for other purposes, management can restructure and free up investment securities for sale if required to meet liquidity needs. At December 31, 2003, approximately $54.5 million, or 53.0%, of our investment portfolio was pledged to secure deposits, repurchase agreements and for other related purposes.

Management continues to emphasize programs to generate local core deposits as our primary funding source. The stability of our core deposit base is an important factor in our liquidity position. A heavy percentage of the deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility.

At December 31, 2003 and 2002, our subsidiary banks had $164.9 million and $81.2 million, respectively, in certificates of deposit of $100,000 or more. These larger deposits represented 22.2% and 18.4% of respective total deposits. Management seeks to monitor and control the use of these larger certificates, which tend to be more volatile in nature, to ensure an adequate supply of funds as needed. Relative interest costs to attract local core relationships are compared to market rates of interest on various external deposit sources to help minimize our overall cost of funds.

Our local market deposit sources proved insufficient to fund the strong loan growth trends of Fairfield Financial over the past three years. Our banks supplemented deposit sources with brokered deposits and Internet-based CDs. As of December 31, 2003 the banks reported $70.5 million, or 9.5% of total deposits, in brokered certificates of deposit attracted by external third parties with a weighted average rate of 1.65%. Additionally, the banks use external wholesale or Internet services to obtain out-of-market certificates of deposits at competitive interest rates when funding is needed. As of December 31, 2003, the banks reported $106.3 million in wholesale CDs, representing 14.3% of total deposits and carrying a weighted average rate of 2.14% at year end.

To plan for contingent sources of funding not satisfied by both local and out-of-market deposit balances, we have established multiple borrowing sources to augment our funds management. At the holding company level, we have an unsecured line of credit, and borrowing capacity also exists through the membership of our subsidiary banks in the Federal Home Loan Bank program. At December 31, 2003, we had, at the holding company level, a $17 million line of credit with The Bankers Bank, with $6.5 million outstanding at year-end.

This line of credit is secured by the common stock of two of our subsidiary banks and indirectly, the stock of Fairfield Financial. Based on the collateral value of assets pledged to the Federal Home Loan Bank at December 31, 2003 under our two programs for advances, our subsidiary banks had total borrowing capacity of up to $93.3 million, of which $52.6 million was drawn and outstanding at year-end. Our subsidiary banks have also established overnight borrowing lines for federal funds purchased through various correspondent banks that collectively amounted to $77.9 million in capacity at December 31, 2003. Only $3.3 million of our federal funds lines were in use at year-end. Management believes that the various funding sources discussed above are adequate to meet our liquidity needs in the future without any material adverse impact on operating results.

Interest Rate Risk Management

We have successfully managed our net interest margin since 2001, despite the pressure on our net interest margin from a low interest rate environment. Our net interest margin was 4.24% in 2001, 4.38% in 2002 and 4.40% in 2003. In 2002 and 2003, we aggressively worked to lower deposit costs to offset lower yields from the loan portfolio. As noted above, we have been successful in generating low cost transaction accounts, as well as selectively alternating between retail CDs, borrowed funds and Internet/brokered CDs to generate the lowest cost funding sources available. We have also been successful in obtaining interest rate floors on loans, which has helped maintain yields on loans despite the falling rate environment. At December 31, 2003, we had approximately $145.8 million of loans with interest rate floors, or approximately 20.6% of our loan portfolio.

To help us manage fluctuations in our net interest income, we use simulation modeling to estimate the impact on net interest income of both the current level of market interest rates and for changes to the current level of market interest rates. We measure the projected changes in market interest rates in terms of rate “shifts” of plus or minus 100, 200 and 300 basis points over the current levels of market interest rates. We assume rate shifts occur ratably over a 12-month measurement horizon. We then use a new set of market interest rates to derive pricing for maturing or repricing assets and liabilities. We base projected pricing for maturing and repricing assets and liabilities upon market interest rates and actual pricing experience over the period immediately preceding the projection period.

Using the current level of market interest rates that existed at December 31, 2003 and using actual pricing experience immediately preceding the projection, our simulation model projects a net interest margin of 4.34% for the twelve month period ending December 31, 2004. This compares to a net interest margin of 4.40% for the year ended December 31, 2003. Assuming a 100 basis point rise in rates over year-end market levels, the net interest margin is projected to be 4.34% for the 12-month horizon. The net interest margin is projected to be 4.41% and 4.47% for a 200 and 300 basis point rise in rates, respectively, over the same measurement period. The net interest margin is projected to be 4.26% and 4.20% for a 100 and 200 basis point fall in rates, respectively. Our interest rate risk profile shows a fairly balanced position for both rising and falling rates. Our balance sheet as of December 31, 2003 was slightly asset-sensitive. Accordingly, given the current point in the interest rate cycle, we are closely monitoring the impact of both the continuation of the current rate environment as well as a rising rate environment.

We also use a cumulative gap analysis model that seeks to measure the repricing differentials, or gap, between rate-sensitive assets and liabilities over various time horizons. The following table reflects the gap positions of our consolidated balance sheet as of December 31, 2003 and 2002 at various repricing intervals. This gap analysis indicates that we had a relatively matched balance sheet over a one-year time horizon at December 31, 2003, with rate-sensitive assets amounting to 108.7% of rate-sensitive liabilities. At December 31, 2002, we exhibited mild liability sensitivity, with rate-sensitive assets equaling 97.8% of rate-sensitive liabilities. The projected deposit repricing volumes reflect adjustments based on management’s assumptions of the expected rate sensitivity to current market rates for core deposits without contractual maturity (i.e., interest-bearing checking, savings and money market accounts). Adjustments are also made for callable investment securities in the bond portfolio to place these bonds in call date categories. Management believes that the current degree of interest rate risk is acceptable in the current interest rate environment.

The following table sets forth information regarding interest rate sensitivity.

INTEREST RATE SENSITIVITY

(In Thousands)

	December 31, 2003
Amounts Maturing or Repricing:	0 up to 3 Months		Over 3 up to 12 Months		Over 1 Year up to 5 Years	Over 5 Years
Investment Securities (a)		$4,566		$0	$48,173	$48,760
Loans, Net of Unearned Income (b)		247,406		155,405	271,348	30,831
Other Earning Assets		3,930		0	0	0

Interest Sensitive Assets		255,902		155,405	319,521	79,591

Deposits (c)		254,895		128,206	71,196	92
Other Borrowings		9,829		14,800	26,300	16,500
Trust Preferred Securities		18,557		0	0	0

Interest Sensitive Liabilities		283,281		143,006	97,496	16,592

Interest Sensitivity Gap	-$	27,379		$12,399	$222,025	$62,999

Cumulative Interest Sensitivity Gap	-$	27,379	-$	14,980	$207,045	$270,044

Cumulative Interest Sensitivity Gap as a Percentage of Total Interest Sensitive Assets		-3.38%		-1.85%	25.55%	33.32%

Cumulative Interest Sensitive Assets as a Percentage of Cumulative Interest Sensitive Liabilities		90.34%		108.67%	327.73%	479.70%

	December 31, 2002
Amounts Maturing or Repricing:	0 up to 3 Months		Over 3 up to 12 Months		Over 1 Year up to 5 Years	Over 5 Years
Investment Securities (a)		$14,632		$1,077	$8,493	$28,357
Loans, Net of Unearned Income (b)		276,720		46,255	134,181	12,897
Other Earning Assets		3,682		0	0	0

Interest Sensitive Assets		295,034		47,332	142,674	41,254

Deposits (c)		110,516		160,694	94,284	0
Other Borrowings		38,003		22,750	7,000	10,000
Interest Sensitive Liabilities		18,000		0	0	0

		166,519		183,444	101,284	10,000

Interest Sensitivity Gap
Cumulative Interest Sensitivity Gap		$128,516	-$	136,112	$41,390	$31,254

		$128,516	-$	7,596	$33,794	$65,048

Cumulative Interest Sensitivity Gap as a Percentage of Total Interest Sensitive Assets		24.40%		-1.40%	6.40%	12.40%

Cumulative Interest Sensitive Assets as a Percentage of Cumulative Interest Sensitive Liabilities		177.20%		97.80%	107.50%	114.10%

The following table provides information on the maturity distribution of selected categories of the loan portfolio and certain interest sensitivity data as of December 31, 2003.

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

(In Thousands)

	December 31, 2003
	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Selected loan categories:
Commercial, financial and agricultural	$41,722	$21,627	$628	$63,977
Real estate-construction	148,893	118,221	87	267,201

Total	$190,615	$139,848	$715	$331,178

Loans shown above due after one year:
Having predetermined interest rates				$46,530
Having floating interest rates				94,033

Total				$140,563

Contractual Obligations

As of December 31, 2003, we are contractually obligated under long-term agreements as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Federal Home Loan Bank Advances	$52,578,505	$16,278,505	$26,300,000	$0	$10,000,000
Correspondent Bank Line of Credit	6,500,000	0	0	0	6,500,000
Subordinated Debentures	18,557,000	0	0	0	18,557,000
Capital Lease Obligations	0	0	0	0	0
Operating Leases	1,095,041	248,854	407,090	352,885	86,212
Purchase Obligations	0	0	0	0	0
Deferred Compensation	764,198	0	0	0	764,198

Total	$79,494,744	$16,527,359	$26,707,090	$352,885	$35,907,410

The Federal Home Loan Bank Advances (FHLB) consists of two separate programs. The first program is a Blanket Agreement for Advances and Security Agreement with the FHLB, under which our subsidiaries have pledged residential first-mortgage loans and investments securities as collateral to secure available lines of credit. The second program allows for advances under a warehouse line secured by our loans held for sale.

Our correspondent bank line of credit is with The Bankers Bank in Atlanta, Georgia. The line is secured with the common stock of Security Bank of Bibb County (and indirectly the stock of Fairfield Financial as its subsidiary) and Security Bank of Houston County and is primarily used to provide capital injections to the subsidiaries.

The $18.6 million of subordinated debentures above relate to our December 2002 offering of trust preferred securities, the proceeds of which were used to retire holding company debt and to fund our acquisition of Security Bank of Jones County.

Other bank facilities are leased under operating leases included in the table above.

Deferred compensation plans are maintained by two of our subsidiary banks. These plans are for specific officers to defer current compensation until termination, retirement, death or an unforeseeable emergency. The contracts were initially funded through the purchase of life insurance policies.

Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by a bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Because certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represented credit risk as of December 31, 2003:

Financial and performance letters of credit	$8.1 million
Unfulfilled loan commitments	$150.8 million

No losses are anticipated as a result of the commitments and we do not feel that they are reasonably likely to have a material effect on our consolidated financial condition.

Inflation

Inflation impacts our financial condition and operating results. However, because most of the assets of the bank subsidiaries are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support growing banks. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. Our mortgage division is particularly impacted by swings in the interest rate cycle. We have not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact. Management’s awareness of inflationary effects has led to various operational strategies to cope with its impact. We engage in various asset/liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

APPENDIX D

SECURITY BANK CORPORATION

2004 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

On January 27, 2004, the Board of Directors of Security Bank Corporation (the “Company”) adopted the Security Bank Corporation 2004 Employee Stock Purchase Plan (the “Plan”) for the benefit of the employees of the Company.

1—PURPOSE

The 2004 Employee Stock Purchase Plan is designed for all Security Bank Corporation employees and employees of its Subsidiaries. The purpose of the Plan is to encourage and enable Eligible Employees of the Company to acquire proprietary interests in the Company through the ownership of Common Stock of the Company.

2—TERMS

(a)	“Board of Directors” means the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code, as amended.

(c)	“Company” means Security Bank Corporation, a bank-holding corporation in Georgia.

(d)	“Entrance Date” means the date or dates specified by the Company for each particular offering on which Eligible Employees may elect to participate or begin participating in such offering.

(e)	“Eligible Employee” means a person regularly employed by the Company or a Subsidiary of the Company on the effective date or any Entrance Date of any offering of stock pursuant to the Plan, who has been employed by the Company for at least 90 days and who has a customary working schedule of at least 25 hours per week and 5 months per calendar year.

(f)	“Exercise date,” means the termination date of the applicable offer period.

(g)	“Fair Market Value” means the closing sales price of the Stock as quoted on the principal market in which such Stock is traded on such date; provided however, that if the Stock is not actively traded on any market which reports closing sales prices, Fair Market Value shall mean the arithmetic mean of the bid and asked prices for the Stock, provided further that if the Stock is not traded, Fair Market Value, shall be determined by the Board of Directors.

(h)	“Grant Date” means the commencement date of the applicable offer period.

(i)	“Offer Period” means, with respect to any offering of Stock hereunder, the period specified by the Board of Directors during which such offering is effective and outstanding.

(j)	“Options” means the right or rights granted to Eligible Employees to purchase the Company’s Common Stock under an offering made under the Plan and pursuant to such Eligible Employees’ elections to participate in such offering.

(k)	“Plan” means this Security Bank Corporation Employee Stock Purchase Plan.

(l)	“Participant” shall mean an Eligible Employee that has exercised an Option to Purchase shares.

(m)	“Quarterly Pricing Date” means the first date of each quarterly interval during the Offer Period on which the purchase price for the Shares is set for that quarter.

(n)	“Shares” “Stock” or “Common Stock” means shares of the $1.00 par value Common Stock of the Company.

(o)	“Subsidiary” shall mean an entity that is more than 50% owned by the Company.

3—SHARES RESERVED FOR PLAN

The Shares of the Company’s Common Stock reserved for the Plan shall be 50,000. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan.

With respect to each offering under the Plan, the Company will specify the number of Shares to be made available, the commencement date and the termination date of the applicable offer period and such terms and conditions not inconsistent with the Plan. In no event shall the Offer Period for any offering exceed twelve (12) months from the date the option is granted.

4—ADMINISTRATION OF THE PLAN

These Shares will be held by SunTrust Transfer Services, (Plan Administrator), or such other custodian designated by the Plan Administrator, until the employee terminates participation in the Plan or requests in writing that certificates for full Shares be issued.

5—OFFERINGS

The Plan will be implemented by offerings made by the Company from time to time as determined by the Company, but in any event not more than one (1) time per year. Participation in any offering under the Plan shall neither limit nor require participation in any other offering, except that no employee may have more than one authorization for a payroll deduction in effect simultaneously.

6—PARTICIPATION IN THE PLAN

(a)	Options to purchase the Company’s Common Stock under the Plan shall be granted only to Eligible Employees. With respect to any offering under the Plan, options to purchase Shares shall be granted to all Eligible Employees of the Company who have elected to participate in such offering as provided hereunder; provided, however, that the Board of Directors may determine that any offering of Common Stock under the Plan will not be extended to highly compensated employees (within the meaning of Section 414(q) of the Code) of the Company or its subsidiaries and provided further that in no event may an employee be granted an option under this Plan if such employee, immediately after the option is granted, owns Stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any subsidiary.

(b)	For the purpose of determining stock ownership under Paragraph 6, the rules of Section 424(d) of the Code shall apply and Stock which the employee may purchase under all outstanding options (whether or not granted under this Plan), shall be treated as Stock owned by the employee. Any decision relating to whether to include or exclude any highly compensated employee of the Company pursuant to this Paragraph, shall be made only by the Board of Directors.

(c)	An Eligible Employee may become a Participant by completing the form provided by the Company for such purpose in connection with the applicable offering and filing it with the Plan Administrator (or such other person as may be designated by the Company on such form) prior to an Entrance Date for this applicable offering. In completing such form the Eligible Employee shall authorize a payroll deduction as provided herein.

(d)	With respect to any offer hereunder, each participating Eligible Employee shall have the same rights and privileges subject to the limitations set forth in Paragraph 10: Limitations of Number of Options Which May be Granted and Shares Which May be Purchased.

7—PURCHASE PRICE

The Purchase Price for Shares purchased pursuant to the Plan shall be set for the first quarter of the Offer Period at an amount equal to 85% of the Fair Market Value of the Stock on the Grant Date, or if no Shares were traded on that day, on the last day prior thereto on which Shares were traded.

On the first day of each subsequent quarter during the Offer Period (the Quarterly Pricing Date) the purchase price for that quarter shall be set at an amount equal to 85% of the Fair Market Value of the Stock on the first date of said quarter, or if no Shares were traded on that day, on the next day on which Shares are traded.

8—PAYROLL DEDUCTIONS AND LUMP SUM PAYMENT

(a)	If in the form filed pursuant to Paragraph 6(c) a Participant authorizes a payroll deduction, such Participant shall specify an amount which, in the aggregate during such offering, is not less than $240.00 and not more than $7,200.00 of his or her salary or wages which will be deducted from his or her pay in equal (or nearly equal as is practicable) installments on each bi-monthly pay period during the time he or she is a Participant in such offering. Payroll deductions for Participant shall commence on the Entrance Date of the offering to which the authorization for a payroll deduction is applicable and shall end on the termination date of such offering unless sooner as provided in this Plan.

(b)	All payroll deductions made for a Participant and all cash payments made by a Participant shall be credited to his or her account under the Plan. Except as otherwise provided herein, a Participant who has authorized payroll deductions with respect to an offering may not make any separate cash payment into such account with respect to such offering.

(c)	If for any reason other than the termination of the Participant’s employment subject to the Paragraph 13, a Participant who has authorized payroll deductions with respect to an offering has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of his or her scheduled payroll deductions hereunder during a portion of the Offer Period, such Participant may, prior to the termination of the applicable Offer Period, make a lump sum payment for credit to his or her account in an amount not greater than the aggregate of the scheduled payroll deductions or portions thereof which were not made.

(d)	A Participant may discontinue his or her participation in the Plan as provided in Paragraph 13, but no other change can be made during an offering, and specifically, a Participant may not alter the rate of his or her payroll deductions for that offering.

9—GRANTS OF OPTIONS

Subject to the limitations set forth below in this Paragraph 9 or in Paragraph 10, each Eligible Employee participating in an offering shall be granted an option to purchase a fixed maximum number of Shares each quarter determined by the following procedure:

Step 1: Determine the aggregate amount which would be withheld from the Eligible Employee’s pay during the applicable quarter of the Offer Period in accordance with such Eligible Employee’s authorization for a payroll deduction.

Step 2: Determine the figure which represents 85% of the Fair Market Value on the applicable Quarterly Pricing Rate

Step 3: Divide the figure determined in Step 1 by the figure determined in Step 2. Subject to the limitations set forth herein, this final figure shall be the fixed maximum number of Shares for which the Eligible Employee may be granted Options to purchase for that quarter under the applicable offering.

In the event the total maximum number of Shares for which Options would otherwise be granted in accordance with this paragraph under any offering hereunder exceeds the number of Shares offered, the Company shall allot the Shares available among the Eligible Employees in such a manner as it shall determine, but generally pro-rata, and shall grant Options to purchase only for a reduced number of shares instead of the maximum number otherwise determined by the procedure set forth above. In such event, the payroll deductions to be made pursuant to the authorizations therefore shall be reduced accordingly and the Company shall give written notice of such reduction to each employee affected thereby.

On the Grant Date and each Quarterly Pricing Date, each participating Eligible Employee shall be granted an option to purchase the number of Shares determined under this Plan subject to the limitations set forth. Notice that an option has been granted shall be given to each participating Eligible Employee and such notice shall show the maximum number of Shares subject to such Option and the amount, if any, to be deducted from the Eligible Employee’s pay for each payroll period during the applicable quarter.

All Shares included in any offering under the Plan in excess of the total number of Shares for which Options are granted hereunder and all Shares with respect to which Options granted hereunder are not exercised shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan.

10—LIMITATIONS OF NUMBER OF OPTIONS WHICH MAY BE GRANTED AND SHARES WHICH MAY BE PURCHASED

The following limitations shall apply with respect to the number of Shares for which each Eligible Employee who elects to participate in an offering under the Plan may be granted an option hereunder:

1)	No Eligible Employee may purchase Shares under any one offering pursuant to the Plan for an aggregate purchase price in excess of $7,200.00, and

2)	No Eligible Employee shall be granted an option to purchase Shares under the Plan if such Eligible Employee immediately after such option is granted, owns stock or holds options to purchase stock possessing in the aggregate five (5%) or more of the total combined voting power or value of the capital stock of the Company or of any Subsidiary (under the rules set forth in Section 424(d) of the Code); and

3)	No Employee shall be granted an Option to purchase Shares which permits his or her right to purchase Shares under all Employee Stock Purchase Plans of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000.00) (or other such maximum as may be prescribed from time to time by the Code) of fair market value of such Shares (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time, all in accordance with the provisions of Section 423(b)(8) of the Code.

11—EXERCISE OF OPTION

(a)	Payroll Deductions
(1)	Unless a Participant who has authorized payroll deductions with respect to the applicable offering gives written notice to the Company as hereinafter provided, his or her option to purchase Shares with payroll deductions made during such offering will be exercised automatically for him/her on the termination date of the applicable offering, for the purchase of the number of shares subject to such Participant’s option which the accumulated payroll deductions and cash payments, if any, in his or her account at that time will purchase at the applicable option price.

(2)	By written notice to the Company not later than the day prior to the termination date of the applicable offering, a Participant who has authorized payroll deductions may elect, effective on the termination date of such offering, to:

i.	Withdraw all the accumulated payroll deductions and cash payments, if any, in his or her account at the termination date, or

ii.	Exercise his or her option for a specified number of whole Shares less than the number of Shares subject to such option, which the accumulated payroll deductions and cash payments, if any, in his or her account at the termination date will purchase at the applicable option price.

12—DELIVERY

A stock certificate representing all shares of Stock purchased upon the exercise of an option under this Plan shall be held for the Participant by a custodian designated by the Plan Administrator or, at the Participant’s direction and expense, delivered to the Participant (or any person who makes a claim through a Participant), and registered in his or her name; provided, however, the Company shall not have any obligation to deliver a certificate to a Participant which represents a fractional share of Stock. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person or have been transferred to an account for such person at a broker-dealer designated by the Participant. The Plan Administrator shall have the discretion to satisfy the Company’s obligations hereunder with newly issued shares or shares previously issued and outstanding that have been repurchased by the Company.

13—VOLUNTARY ACCOUNT WITHDRAWAL

A Participant may elect to withdraw the entire balance credited to his or her account for an Offer Period by completing and filing an amended authorization form with the Plan Administrator before the Exercise Date for such period. If a Participant makes such a withdrawal election, no further payroll deductions shall be made on his or her behalf and such balance shall be paid to him or her in cash (without interest) at the next possible payroll period (determined in accordance with the Company’s payroll practices and policies regarding cut-off dates for payroll changes).

14—TERMINATION OF EMPLOYMENT

If a Participant’s employment as an Eligible Employee terminates on or before the Exercise Date for an Offer Period for any reason whatsoever, his or her account shall (subject to Paragraph 15 and Paragraph 16) be distributed as if he or she had elected to withdraw his or her account in cash under Paragraph 13 immediately before the date his or her employment had so terminated. However, if a Participant is transferred directly between the Company and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer for the remainder of the Offer Period.

15—RETIREMENT OF DISABILITY

If a Participant retires or becomes disabled within three months before the Exercise Date for an Offer Period, he or she may elect prior to such Exercise Date to (i) make a cash lump sum payment to his or her account in an amount equal to the unpaid balance under his or her authorization as then in effect for such Offer Period, (ii) purchase at the end of the Offer Period the number of whole shares of Stock as the balance credited to the Participant’s account as of that date will purchase at the purchase price for such shares of Stock, or (iii) withdraw the entire balance credited to his or her account for such Offer Period in accordance with Paragraph 13.

In the event a Participant elects to make a cash lump sum payment to his or her account, his or her Options shall be exercised automatically on the Exercise Date for such Offer Period for the purchase of as many whole shares of Stock as the balance credited to his or her account as of that date will purchase at the purchase price for such shares of Stock as if he or she is an Eligible Employee on such Exercise Date. In the event a Participant fails to make a timely election under this Paragraph 15, his or her account shall be distributed as if he or she had elected to withdraw the entire balance credited to his or her account in cash under Paragraph 13 immediately before the date he or she retired.

16—DEATH

If a Participant’s employment terminates due to his or her death before the Exercise Date for an Offer Period, his or her beneficiary may elect before the Exercise Date to (i) make a cash lump sum payment to the Participant’s account in an amount equal to the unpaid balance under the Participant’s authorization as then in effect for such Offer Period, (ii) purchase at the end of the Offer Period the number of whole shares of Stock as the balance credited to the Participant’s account as of that date will purchase at the purchase price for such shares of Stock, or (iii) withdraw the entire balance credited to the Participant’s account for such Offer Period in accordance with Paragraph 13. In the event a Participant’s beneficiary elects to make a cash lump sum payment to the Participant’s account, the Participant’s option shall be exercised automatically on the Exercise Date for such Offer Period for the purchase of as many whole shares of Stock as the balance credited to his or her account as of that date will purchase at the purchase price for such shares of Stock as if the Participant is an Eligible Employee on such Exercise Date. In the event a beneficiary fails to make a timely election under this Paragraph 16, the Participant’s account shall be distributed as if the Participant had elected to withdraw his or her account in cash under Paragraph 13 immediately before the date he or she died.

17—TEMPORARY LAYOFF AND AUTHORIZED LEAVE OF ABSENCE

Any amounts being deducted from a Participant’s compensation under his or her authorization for an Offer Period shall be suspended during a period of temporary layoff or authorized leave of absence without pay. If the Participant returns to active service prior to the last payroll period in the Offer Period, his or her payroll deductions shall be commenced or resumed. The Participant’s option shall be exercised automatically on the Exercise Date for such Offer Period for the purchase of as many whole shares of Stock as the balance credited to his or her account as of that date will purchase at the purchase price for such shares of Stock provided he or she is an Eligible Employee on such Exercise Date.

For purposes of this Plan, a Participant on a temporary layoff or authorized leave of absence shall be deemed to be terminated from his or her employment with the Company and all of its affiliates if such layoff or leave exceeds a period of 90 consecutive days (unless the Participant’s right to reemployment is guaranteed either by statute or by contract). At the end of such 90 day period, such Participant shall have his or her account distributed as if he or she had elected to withdraw his or her account in cash under Paragraph 13 immediately before the date his or her employment had so terminated.

18—HARDSHIP WITHDRAWALS FROM 401(K) PLANS

If a Participant receives a hardship withdrawal pursuant to the provisions of a qualified retirement plan subject to Code ss. 401(k), any amounts being deducted from such Participant’s compensation under his or her authorization shall be suspended for a period of twelve consecutive months following such withdrawal. If such suspension is in effect on the last day of an Offer Period, any authorization filed by an Eligible Employee during such Offer Period shall be null and void and of no effect.

19—TRANSFERABILITY

Neither the balance credited to a Participant’s account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her account in accordance with Paragraph 13.

20—ADJUSTMENT

The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related purchase price and the number of shares of Stock available under this Plan automatically shall be adjusted by the Plan Administrator in a manner to fully and fairly reflect any change in the capitalization of the Company, including, but not limited to, such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Plan Administrator automatically shall adjust (in a manner which satisfies the requirements of ss. 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related purchase prices in the event of any corporate transaction described in ss. 424(a) of the Code. An adjustment made under this Paragraph 20 by the Plan Administrator shall be conclusive and binding on all affected persons.

21—SECURITIES REGISTRATION

If the Company shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes, any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, the Company shall take such action at its own expense before delivery of any certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, the Company whenever required shall register shares of Stock for which such option is exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such national stock exchange of such shares, all at the expense of the Company.

22—AMENDMENT OR TERMINATION

This Plan may be amended by the Company from time to time to the extent that the Company deems necessary or appropriate in light of, and consistent with, ss. 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of the Company’s shareholders to the extent such approval is required under ss. 423 of the Code or the laws of the State of Georgia. The Company also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Company shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless (1) each Participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the Exercise Date for the related Offer Period, or (3) the Company acting in good faith deems that such action is required under applicable law.

23—NOTICES

All authorizations, forms and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such authorizations and communications.

24—EMPLOYMENT

No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and the Company or any subsidiary of the Company, including a Subsidiary. Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.

25—READINGS, REFERENCED AND CONSTRUCTION

The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to paragraphs in this Plan shall be to Paragraphs of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

26—SHAREHOLDER APPROVAL

The Plan is subject to the approval by the holders of the majority of the outstanding shares of Stock within 12 months before or after the date of adoption of the Plan by the Board. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

SECURITY BANK CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Benjamin W. Griffith, III, Robert T. Mullis and Larry C. Walker, and each of them with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of SECURITY BANK CORPORATION (“SBKC”) common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SBKC, to be held at the Georgia Sports Hall of Fame, 301 Cherry Street, Macon, Georgia at 6:00 p.m. on Thursday, April 29, 2004, and at any adjournment thereof.

		PROPOSAL I: NOMINEES: Frank H. Childs, Jr. Thad G. Childs, Jr. Benjamin W. Griffith, III Ruthie G. McMichael Ben G. Porter H. Averett Walker Larry C. Walker	For ☐	With- hold ☐	For All Except ☐

This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposals listed on this Proxy.		INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournments. This Proxy may be revoked at any time prior to voting hereto.		PROPOSAL II: APPROVE THE SECURITY BANK CORPORATION 2004 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN	For ☐	Against ☐	Abstain ☐

		PROPOSAL III: APPROVE THE SECURITY BANK CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN	For ☐	Against ☐	Abstain ☐

Please be sure to sign and date this Proxy in the box below	Date

PROPOSAL IV:

APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION WHICH WOULD ALLOW TWO-THIRDS OF THE COMPANY’S BOARD OF DIRECTORS TO APPROVE SMALL MERGER TRANSACTIONS WITHOUT SHAREHOLDER APPROVAL

			For ☐	Against ☐	Abstain ☐

Stockholder sign above	Co-holder (if any) sign above

ñ Detach above card, sign, date and mail in postage paid envelope provided. ñ

SECURITY BANK CORPORATION

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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